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Published Transaction CUSIP Number: 17259CAC9
Published Revolver CUSIP Number: 17259CAD7
Published Term Loan CUSIP Number: 17259CAE5

AMENDED AND RESTATED
CREDIT AGREEMENT

among

CINTAS CORPORATION NO. 2
as Borrower

THE LENDERS NAMED HEREIN
as Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender and Issuing Lender

KEYBANC CAPITAL MARKETS INC.
as Joint Lead Arranger and Joint Book Runner

and

JPMORGAN CHASE BANK, N.A.
as Joint Lead Arranger, Joint Book Runner and Syndication Agent

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
U.S. BANK NATIONAL ASSOCIATION
FIFTH THIRD BANK
PNC BANK, NATIONAL ASSOCIATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

_____________________

dated as of
September 16, 2016
_____________________

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Signature Page 1

Exhibit A    Form of Revolving Credit Note
Exhibit B    Form of Swing Line Note
Exhibit C    Form of Term Note
Exhibit D    Form of Notice of Loan
Exhibit E    Form of Compliance Certificate
Exhibit F    Form of Assignment and Acceptance Agreement
Exhibit G    Form of Parent Guaranty of Payment
Exhibit H    Form of Subsidiary Guaranty of Payment
Exhibit I‑1    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not
Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I‑2    Form of U.S. Tax Compliance Certificate (For Foreign Participants That
Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I‑3    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are
Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I‑4    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are
Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1    Commitments of Lenders
Schedule 2    Guarantors of Payment
Schedule 2.2    Existing Letters of Credit
Schedule 2.3    Term Loan Funding Conditions
Schedule 6.1    Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4    Litigation and Administrative Proceedings

This AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 16th day of September, 2016, among:

(a)    CINTAS CORPORATION NO. 2, a Nevada corporation (“Borrower”);

(b)    the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 10.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c)    KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (“Agent”), the Swing Line Lender and the Issuing Lender.

WITNESSETH:

WHEREAS, Borrower, Agent and the lenders named therein entered into that certain Credit Agreement, dated as of May 28, 2004 (as amended, the “Original Credit Agreement”);

WHEREAS, this Agreement amends and restates in its entirety the Original Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Original Credit Agreement shall be superseded hereby.  Notwithstanding the amendment and restatement of the Original Credit Agreement by this Agreement, the obligations outstanding (including, but not limited to, the letters of credit issued and outstanding) under the Original Credit Agreement as of Closing Date shall remain outstanding and constitute continuing Obligations hereunder.  Such outstanding Obligations and the guaranties of payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations.  In furtherance of and, without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the obligations outstanding under the Original Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the Original Credit Agreement in its entirety;

WHEREAS, it is the intent of Borrower, Agent and the Lenders that the provisions of this Agreement be effective commencing on the Closing Date; and

WHEREAS, Borrower, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.10(b) hereof.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.10(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.10(b)(ii) hereof.

“Additional Revolving Credit Availability Date” means the Target Acquisition Commitment Termination Date.

“Additional Revolving Loan Amount” means One Hundred Fifty Million Dollars ($150,000,000).

“Additional Term Loan Facility” means that term as defined in Section 2.10(b)(i) hereof.

“Additional Term Loan Facility Amendment” means that term as defined in Section 2.10(c)(ii) hereof.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender (a) prior to an Equalization Event, in respect of the Applicable Debt, if such payment results in that Lender having less than its pro rata share (based upon its Applicable Commitment Percentage) of the Applicable Debt then outstanding, and (b) on and after an Equalization Event, in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Equalization Percentage) of the Obligations then outstanding.

“Affected Lender” means a Defaulting Lender or an Insolvent Lender.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means that term as defined in the first paragraph of this Agreement and includes any successor administrative agent appointed pursuant to Section 9.11 hereof.

“Agent Fee Letter” means the Agent Fee Letter between Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Applicable Commitment Percentage” means, for each Lender:

(a)    with respect to the Revolving Credit Commitment, the percentage, if any, set forth under such Lender’s name in the row titled “Revolving Credit Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 10.10 hereof, reductions pursuant to Section 2.10(a)(i) hereof and increases pursuant to Section 2.10(b) hereof ; and

(b)    with respect to the Term Loan Commitment (or, after the Term Loan Commitment is no longer in effect, the outstanding portion of the Term Loan), the percentage, if any, set forth under such Lender’s name in the row titled “Term Loan Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 10.10 hereof and reductions pursuant to Section 2.10(a)(i) hereof.

“Applicable Debt” means:

(a)    with respect to the Revolving Credit Commitment, collectively, (i) all Indebtedness incurred by Borrower to the Revolving Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on all Revolving Loans and all Swing Loans and all obligations with respect to Letters of Credit, (ii) each extension, renewal or refinancing of the foregoing, in whole or in part, and (iii) the commitment, prepayment and other fees and amounts payable hereunder in connection with the Revolving Credit Commitment; and

(b)    with respect to the Term Loan Commitment, collectively, (i) all Indebtedness incurred by Borrower to the Term Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on the Term Loan, (ii) each extension, renewal or refinancing of the foregoing in whole or in part, and (iii) all prepayment and other fees and amounts payable hereunder in connection with the Term Loan Commitment.

“Applicable Facility Fee Rate” means the number of basis points set forth in the following matrix, based upon the S&P Rating or the Moody’s Rating in effect at such time:

Level	S&P Rating	Moody’s Rating	Applicable Basis Points for the Facility Fee
1	A+ or higher	A1 or higher	5.0
2	A	A2	7.0
3	A-	A3	9.0
4	BBB+	Baa1	12.5
5	BBB	Baa2	15.0
6	BBB-	Baa3	17.5
7	BB+ or lower	Ba1 or lower	20.0

provided that, notwithstanding anything above to the contrary, (i) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and the difference in Levels is only one Level, then the Applicable Facility Fee Rate shall be based upon the higher of the applicable S&P Rating and Moody’s Rating, (ii) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and such difference is two Levels or more, then the Applicable Facility Fee Rate shall be based upon the Level immediately below the Level determined based on the higher of the S&P Rating and the Moody’s Rating, (iii) if only one of the two ratings (S&P Rating or Moody’s Rating) shall exist, then the existing rating shall determine the Level of the Applicable Facility Fee Rate, and (iv) if the rating system of Standard & Poor’s or Moody’s changes, or if any of such rating agencies shall cease to be in the business of rating corporate debt obligations, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Facility Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. Changes to the Applicable Facility Fee Rate shall be immediately effective on each Margin Adjustment Date. The above matrix does not modify or waive, in any respect, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Applicable Margin” means the number of basis points set forth in the following matrix, based upon the S&P Rating or the Moody’s Rating in effect at such time:

Level	S&P Rating	Moody’s Rating	Applicable Basis Points for Eurodollar Loans
1	A+ or higher	A1 or higher	70.0
2	A	A2	80.5
3	A-	A3	91.0
4	BBB+	Baa1	100.0
5	BBB	Baa2	110.0
6	BBB-	Baa3	132.5
7	BB+ or lower	Ba1 or lower	155.0

provided that, notwithstanding anything above to the contrary, (i) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and the difference in Levels is only one Level, then the Applicable Margin shall be based upon the higher of the applicable S&P Rating and Moody’s Rating, (ii) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and such difference is two Levels or more, then the Applicable Margin shall be based upon the Level immediately below the Level determined based on the higher of the S&P Rating and the Moody’s Rating, (iii) if only one of the two ratings (S&P Rating or Moody’s Rating) shall exist, then the existing rating shall determine the Level of the Applicable Margin, and (iv) if the rating system of Standard & Poor’s or Moody’s changes, or if any of such rating agencies shall cease to be in the business of rating corporate debt obligations, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation. Changes to the Applicable Margin shall be immediately effective on each Margin Adjustment Date. The above matrix does not modify or waive, in any respect, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Applicable Ticking Fee Rate” means the number of basis points set forth in the following matrix, based upon the S&P Rating or the Moody’s Rating in effect at such time:

Level	S&P Rating	Moody’s Rating	Applicable Basis Points for the Ticking Fees
1	A+ or higher	A1 or higher	5.0
2	A	A2	7.0
3	A-	A3	9.0
4	BBB+	Baa1	12.5
5	BBB	Baa2	15.0
6	BBB-	Baa3	17.5
7	BB+ or lower	Ba1 or lower	20.0

provided that, notwithstanding anything above to the contrary, (i) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and the difference in Levels is only one Level, then the Applicable Ticking Fee Rate shall be based upon the higher of the applicable S&P Rating and Moody’s Rating, (ii) if the S&P Rating and the Moody’s Rating shall at any time be at different Levels in the above chart, and such difference is two Levels or more, then the Applicable Ticking Fee Rate shall be based upon the Level immediately below the Level determined based on the higher of the S&P Rating and the Moody’s Rating, (iii) if only one of the two ratings (S&P Rating or Moody’s Rating) shall exist, then the existing rating shall determine the Level of the Applicable Ticking Fee Rate, and (iv) if the rating system of Standard & Poor’s or Moody’s changes, or if any of such rating agencies shall cease to be in the business of rating corporate debt obligations, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Ticking Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. Changes to the Applicable Ticking Fee Rate shall be immediately effective on each Margin Adjustment Date. The above matrix does not modify or waive, in any respect, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VII and VIII hereof.

“Approved Depository” means a bank whose short-term commercial paper rating from Standard & Poor’s is at least A-1, or the equivalent thereof, or from Moody’s is at least P-1, or the equivalent thereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder).

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender, or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit F.

“Authorized Officer” means a Financial Officer or any other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one‑half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one hundred (100.00) basis points in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Notwithstanding the foregoing, if at any time the Base Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, or a portion of the Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at the Base Rate.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which national banks are authorized or required to close in Cleveland, Ohio, and, if the applicable Business Day shall relate to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease” of a Person shall mean any lease of assets by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person shall mean the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means, (a) to deposit into a cash collateral account maintained with (or on behalf of) Agent, and under the sole dominion and control of Agent, or (b) to pledge and deposit with or deliver to Agent, for the benefit of one or more of the Issuing Lender or Lenders, as collateral for any Letter of Credit Exposure or obligations of Lenders to fund participations in respect of any Letter of Credit Exposure, cash or deposit account balances or, if Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Agent and each applicable Issuing Lender. For the purposes of this Agreement, “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means:

(a)    the acquisition of ownership, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), other than the Current Holder Group, of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of Parent;

(b)    if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of Parent cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) above that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts (i) and (ii) above that constituted, at the time of such election or nomination, at least a majority of that board of directors; or

(c)    Parent shall cease to own, directly or indirectly, one hundred percent (100%) of the outstanding common stock of Borrower.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” means the Closing Fee Letter between Borrower and Agent, dated as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment and the Term Loan Commitment, up to the Total Commitment Amount.

“Commitment Increase Period” means the period from the Closing Date to (a) the earlier of (i) the date that is thirty (30) days prior to the last day of the Commitment Period, and (ii) the date that the Total Commitment Amount is reduced to less than Two Hundred Million Dollars ($200,000,000) pursuant to Section 2.10(a) hereof; or (b) such later date as shall be agreed to in writing by Agent.

“Commitment Period” means the period from the Closing Date to September 15, 2021 or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Companies” means Parent, Borrower and all Subsidiaries of Parent.

“Company” means Parent, Borrower or a Subsidiary of Parent.

“Compliance Certificate” means a Compliance Certificate, substantially in the form of the attached Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent) valued on a GAAP basis.

“Consolidated” means the resultant consolidation of the financial statements of Parent and its Subsidiaries in accordance with GAAP, including principles of consolidation specified by GAAP.

“Consolidated EBIT” means, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) non-cash expenses incurred in connection with stock-based compensation, and (d) extraordinary and non-recurring losses and non-cash charges and related tax effects in accordance with GAAP, minus the aggregate amounts added in determining such Consolidated Net Earnings in respect of extraordinary and non-recurring gains and related tax effects in accordance with GAAP.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Parent for such period, as determined on a Consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis, Consolidated EBIT plus the amount deducted in determining Consolidated Net Earnings in respect of Consolidated Depreciation and Amortization Charges.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of Parent, as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Parent (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Parent, as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of Parent for such period, as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Earnings” means, for any period, the net income (loss) of Parent for such period, as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of Parent, determined as of such date on a Consolidated basis in accordance with GAAP.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment increasing the amount thereof or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Party” means Borrower, Parent and any Subsidiary that is a Guarantor of Payment.

“Current Holder Group” means (a) Richard T. Farmer and Joyce E. Farmer and the lineal descendants of Richard T. Farmer, and (b) James J. Gardner and Joan A. Gardner and the lineal descendants of James J. Gardner, and, in the case of both (a) or (b), any trust established for the benefit of any of the foregoing.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not either been (a) cured or (b) waived by the Required Lenders in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Base Rate from time to time in effect.

“Defaulting Lender” means a Lender, as reasonably determined by Agent, that (a) has failed (which failure has not been cured) to fund any Loan or any participation interest in Letters of Credit or Swing Loans required to be made hereunder in accordance with the terms hereof (unless such Lender shall have notified Agent and Borrower in writing of its good faith determination that a condition under Section 4.1 hereof to its obligation to fund any Loan shall not have been satisfied); (b) has notified Borrower or Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after receipt of a written request from Agent or Borrower to confirm that it will comply with the terms of this Agreement relating to its obligation to fund prospective Loans or participations in Letters of Credit or Swing Loans, and such request states that the requesting party has reason to believe that the Lender receiving such request may fail to comply with such obligation, and states such reason; or (d) has failed to pay to Agent or any other Lender when due an amount owed by such Lender to Agent or any other Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute or such failure has been cured. Any Defaulting Lender shall cease to be a Defaulting Lender when Agent determines, in its reasonable discretion, that such Defaulting Lender is no longer a Defaulting Lender based upon the characteristics set forth in this definition.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Eurodollar Rate.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party, (b) has aggregate assets of less than Five Hundred Thousand Dollars ($500,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than Five Hundred Thousand Dollars ($500,000).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means a commercial bank or financial institution that is not Borrower, a Subsidiary or an Affiliate; provided that (a) in the case of a commercial bank, such bank (i) has a combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000), and (ii) either is organized under the laws of the United States or any state thereof or the District of Columbia or is organized under the laws of a country that is a member of the Organization for Economic Co-Operation and Development (OECD) or a political subdivision of such country and is acting through a branch or agency located in the United States, and (b) in the case of any other financial institution, such financial institution is engaged in the making and purchasing of commercial loans in the ordinary course of its business and has a total net worth of not less than One Hundred Million Dollars ($100,000,000) (or its obligations are guaranteed by an entity with such a net worth).

“Environmental Laws” means all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of or regulation of the discharge of substances into, the environment.

“Equalization Event” means the earlier of (a) the occurrence of an Event of Default under Section 7.10 hereof, or (b) the acceleration of the maturity of the Obligations after the occurrence of an Event of Default.

“Equalization Maximum Amount” means that term as defined in Section 8.5(b)(i) hereof.

“Equalization Percentage” means that term as defined in Section 8.5(b)(ii) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975); (b) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29); (c) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (d) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (e) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (f) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (g) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan; (h) the commencement or existence of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (i) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, or a portion of the Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, (a) the rate per annum equal to the offered rate appearing on Reuters Screen LIBOR01 Page (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by Agent from time to time) that displays an average ICE Benchmark Administration (or any successor thereto) Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest

Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16th of 1%); by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that, if the rate referred to in subpart (a) above is not available at any such time for any reason, then the rate referred to in subpart (a) shall instead be the interest rate per annum, as determined by Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period. Notwithstanding the foregoing, if at any time the Eurodollar Rate, as determined above, is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.3), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or became a party hereto, or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(c), (d), (e) and (f), or to deliver the documentation described in Section 3.2(d), and (d) any withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means that term as defined in Section 2.2(b)(vii) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward (if necessary) to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, treasurer or controller. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Parent.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, and any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is an Affected Lender, (a) with respect to any Issuing Lender, such Affected Lender’s outstanding Letter of Credit Exposure, to the extent of such Affected Lender’s Applicable Commitment Percentage, with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Exposure as to which such Affected Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Affected Lender’s Swing Line Exposure, to the extent of such Affected Lender’s Applicable Commitment Percentage, made by the Swing Line Lender other than Swing Loans as to which such Affected Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board from time to time.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization exercising such functions, and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means Parent and each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Person that shall execute and deliver a Guaranty of Payment (or Guaranty of Payment Joinder) to Agent, or become a party by joinder to the Guaranty of Payment that was executed on the Closing Date subsequent to the Closing Date.

“Guaranty of Payment” means the Parent Guaranty of Payment and each other Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by a Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company with any Person.

“Historical Financial Statements” means collectively, for any target entity in connection with an Acquisition, (a) the previous three years of audited financial statements of such target entity, and (b) the most recently available quarterly statements for the current fiscal year of such target entity.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all Off-Balance Sheet Liabilities, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent required to be capitalized on the books of such Company in accordance with GAAP, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (j) any guarantee of any obligation described in subpart (a) through (i) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing subpart (a), Other Taxes.

“Insolvent Lender” means a Lender, as reasonably determined by Agent, that (a) has become or is not Solvent or is the subsidiary of a Person that has become or is not Solvent; (b) has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or is a subsidiary of a Person that has become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Insolvent Lender (i) solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof, or (ii) if the Federal Deposit Insurance Corporation (or any other federal agency that has the backing of the full faith and credit of the United States) has assumed all of such Lender’s obligations under this Agreement, in form and substance satisfactory to Agent; or (c) has become the subject of a Bail-In Action; provided that a Lender shall not be an Insolvent Lender solely by virtue of the ownership or acquisition or control of an equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any Insolvent Lender shall cease to be an Insolvent Lender when Agent determines, in its reasonable discretion, that such Insolvent Lender is no longer an Insolvent Lender based upon the characteristics set forth in this definition.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, for the most recently completed four fiscal quarters of Parent, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Borrower may select upon notice, as set forth in Section 2.6 hereof; provided that, if Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period. Notwithstanding the foregoing, no Interest Period shall extend beyond the last day of the Commitment Period.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means, (a) as to any Letter of Credit transaction hereunder, KeyBank as issuer of the Letter of Credit, or, with the prior consent of Borrower, in the event that KeyBank either shall be unable to issue or shall agree that another Revolving Lender may issue a Letter of Credit, such other Revolving Lender as shall be acceptable to Agent and shall agree to issue the Letter of Credit in its own name, but on behalf of the Revolving Lenders; or (b) as to any Existing Letter of Credit, KeyBank.

“JP Morgan” means JPMorgan Chase Bank, N.A., and its successors and assigns.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender and the Swing Line Lender.

“Lender Credit Exposure” means, for any Lender, at any time, the aggregate of such Lender’s respective pro rata shares of the Revolving Credit Exposure and the Term Loan Exposure.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) two years after its date of issuance, or (b) five Business Days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Two Hundred Million Dollars ($200,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the face amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day divided by three hundred sixty (360).

“Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (for the most recently completed fiscal quarter of Parent); to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Parent).

“Leverage Ratio Step-Up Period” means a four consecutive fiscal quarter period of Parent that meets the following criteria: (a) a Material Acquisition Event shall have occurred during the first fiscal quarter of such period, and (b) on or prior to the last day of the first fiscal quarter of such period, Borrower shall have designated such period a “Leverage Ratio Step-Up Period” pursuant to a written notice to Agent (and Agent shall notify the Lenders of such notice promptly after receipt thereof from Borrower); provided that the designation of a Leverage Ratio Step-Up Period shall be available to Borrower only after Agent and the Lenders shall have received, with respect to each Acquisition that is a part of such Material Acquisition Event, (i) the Historical Financial Statements of the target entity of such Acquisition, and (ii) pro forma financial statements of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after (assuming implementation of the Leverage Ratio Step-Up Period) giving effect to such Acquisition.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan, a Swing Loan or the Term Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Margin Adjustment Date” means any date when a new Moody’s Rating or S&P Rating is issued, by either announcement or publication.

“Material Acquisition Event” means any time when any Company consummates an Acquisition the Consideration for which is greater than or equal to Five Hundred Million Dollars ($500,000,000).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent or the Lenders hereunder or thereunder.

“Material Indebtedness Agreement” means any agreement or instrument evidencing any Indebtedness of a Company (or the Companies) then in excess of the principal amount of Fifty Million Dollars ($50,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.10(a) hereof, (b) increases pursuant to Section 2.10(b) hereof, (c) decreases of the Term Loan by virtue of principal payments made, and (d) assignments of interests pursuant to Section 10.10 hereof; provided that, the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of the Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Revolving Amount” means Six Hundred Million Dollars ($600,000,000), as such amount (a) may be increased pursuant to Section 2.10(b) hereof, or (b) may be decreased pursuant to Section 2.10(a)(i) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Moody’s Rating” means the rating assigned by Moody’s to the senior unsecured long-term indebtedness of Parent or of Borrower with a Parent guaranty.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non-Affected Lender” means, at any time, each Lender that is not an Affected Lender at such time.

“Non-Consenting Lender” means that term as defined in Section 10.3(c) hereof.

“Note” means a Revolving Credit Note, the Swing Line Note or a Term Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit D.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by Borrower or any Guarantor of Payment to Agent, the Swing Line Lender, the Issuing Lender or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans (including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under the Bankruptcy Code naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), and all obligations of Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing in whole or in part; (c) the facility fees, ticking fees, the other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with Letters of Credit; and (e) every other liability, now or hereafter owing to Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any sale and leaseback transaction which is not a Capitalized Lease, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this subpart (c) Operating Leases.

“Operating Lease” of a Person shall mean any lease of assets (other than a Capitalized Lease) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Original Credit Agreement” means that term as defined in the first Whereas clause on the first page of this Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Agents” means that term as defined in Section 9.16 hereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between Agent or such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document).

“Other Taxes” means any and all present or future stamp or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overall Commitment Percentage” means, for any Lender, the percentage determined by dividing (a) the sum, based upon such Lender’s Applicable Commitment Percentages, of (i) the principal outstanding on the Term Loan, (ii) the aggregate principal amount of Revolving Loans outstanding, (iii) the Swing Line Exposure, and (iv) the Letter of Credit Exposure; by (b) the sum of (A) the aggregate principal amount of all Loans outstanding, plus (B) the Letter of Credit Exposure.

“Parent” means Cintas Corporation, a Washington corporation, and its successors.

“Parent Guaranty of Payment” means a Guaranty of Payment, substantially in the form of the attached Exhibit G, executed and delivered by Parent with respect to the Obligations, as the same may from time to time be amended, restated or otherwise modified.

“Participant” means that term as defined in Section 10.11 hereof.

“Participant Register” means that term as defined in Section 10.11 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Prime Rate” means the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Recipient” means, as applicable (a) Agent, (b) any Lender, or (c) the Issuing Lender.

“Regularly Scheduled Payment Date” means the last day of each February, May, August and November of each year.

“Related Writing” means each Loan Document and any other guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement; provided that no Hedge Agreement shall constitute a Related Writing hereunder.

“Reportable Event” means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

“Required Lenders” means the holders, based upon each Lender’s Applicable Commitment Percentages, of more than fifty percent (50%) of an amount (the “Total Amount”) equal to the sum of:

(a)    (i) during the Commitment Period, the Maximum Revolving Amount, or (ii) after the Commitment Period, the Revolving Credit Exposure; and

(b)    (i) prior to the Term Loan Funding Date, the Term Loan Commitment, or (ii) after the Term Loan Funding Date, the principal outstanding on the Term Loan;

provided that the portion of the Total Amount held or deemed to be held by any Defaulting Lender or Insolvent Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Amount” means Four Hundred Fifty Million Dollars ($450,000,000), as such amount (a) shall increase by the Additional Revolving Loan Amount on the Additional Revolving Credit Availability Date, (b) may be increased pursuant to Section 2.10(b) hereof, or (c) may be decreased pursuant to Section 2.10(a)(i) hereof.

“Revolving Credit Acquisition Borrowing” means any portion of the Additional Revolving Loan Amount used for purposes of consummating the Target Acquisition.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, (b) the Issuing Lender to issue, and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Ticking Fee Period” means the period commencing on the date that is ninety (90) days after the Closing Date and ending on (and including) the Additional Revolving Credit Availability Date.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.5(a) hereof.

“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.10(b) or 10.10 hereof.

“Revolving Loan” means a loan made to Borrower by the Revolving Lenders in accordance with Section 2.2(a) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Senior Note Indebtedness” means the Indebtedness evidenced by the 6.125% Senior Notes due 2017, the 4.3% Senior Notes due 2021, the 3.25% Senior Notes due 2022, and the 6.15% Senior Notes due 2036, in each case issued by Borrower, or any replacement or refinancing of such Indebtedness or any other Indebtedness created pursuant to a similar type of private debt instrument or agreement as the foregoing.

“Significant Subsidiary” means a Domestic Subsidiary of Parent that, at any time of determination, (a) accounts for more than fifteen percent (15%) of the consolidated revenues (calculated for the most recent fiscal quarter of Parent) of Parent and its Subsidiaries, or (b) is the owner of more than twenty-five percent (25%) of the consolidated assets (calculated as of the end of the most recent fiscal quarter of Parent) of Parent and its Subsidiaries.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Specific Commitment” means the Revolving Credit Commitment or the Term Loan Commitment.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to such company.

“S&P Rating” means the rating assigned by Standard & Poor’s to the senior unsecured long-term indebtedness of Parent or of Borrower with a Parent guaranty.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

“Subsidiary” of a Company shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Company or by one or more other subsidiaries of such Company or by such Company and one or more subsidiaries of such Company, (b) a partnership, limited liability company or unlimited liability company of which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Substantial Portion” means, with respect to any assets of Parent and its Subsidiaries, assets which (a) represent more than twenty-five percent (25%) of the Consolidated assets of Parent and its Subsidiaries as would be shown in the Consolidated financial statements of Parent and its Subsidiaries at the beginning of the twelve (12) month period ending with the month in which such determination is made; (b) are responsible for more than twenty-five percent (25%) of the Consolidated net sales or the Consolidated net income of Parent and its Subsidiaries as reflected in the financial statements referred to in subpart (a) above; (c) represent more than thirty percent (30%) of the Consolidated assets of Parent and its Subsidiaries as would be shown in the most recent Consolidated financial statements of Parent and its Subsidiaries delivered to

Agent under Section 5.3(a) or (b) hereof; or (d) are responsible for more than thirty percent (30%) of the Consolidated net sales or of the consolidated Net financial statements referred to in subpart (c) above. For purposes of determining Consolidated assets and net sales under this definition, any Acquisition consummated after the date of the relevant financial statement but before the relevant determination date shall be deemed to have occurred on the first day of the relevant period for which such Consolidated assets and net sales were calculated on a pro rata basis acceptable to Agent.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to Agent and the Issuing Lender, issued by an issuer satisfactory to Agent and the Issuing Lender.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to Borrower, up to the aggregate amount at any time outstanding of Fifty Million Dollars ($50,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment and each other Eligible Transferee to which all of the Swing Line Commitment is assigned pursuant to Section 10.10 hereof.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.5(b) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars made to Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) fifteen (15) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Target” means G&K Services, Inc., a Minnesota corporation.

“Target Acquisition” means the Acquisition of Target pursuant to the Target Acquisition Documents.

“Target Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of August 15, 2016, among Parent, the Target and Bravo Merger Sub, Inc., as the same may from time to time be amended, restated or otherwise modified.

“Target Acquisition Commitment Termination Date” means the earliest of (a) the date on which the Target Acquisition Agreement is validly terminated in accordance with its terms (including pursuant to any section of Article VIII of the Target Acquisition Agreement), (b) November 15, 2017, and (c) the Target Acquisition Date.

“Target Acquisition Date” means the date of the consummation and funding of the Target Acquisition.

“Target Acquisition Documents” means the Target Acquisition Agreement and each material document executed and delivered in connection therewith.

“Target Acquisition Funding Conditions” means all of those conditions set forth on Schedule 2.3 hereto.

“Target Acquisition Indebtedness” means unsecured Indebtedness of Borrower, in an aggregate principal amount not to exceed One Billion Nine Hundred Million Dollars ($1,900,000,000), incurred solely for the purposes of effecting the Target Acquisition, with such Indebtedness to be in the form of bridge loan financing, pursuant to a private debt instrument or other similar financing.

“Taxes” means any and all present or future taxes of any kind, including, but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings (including backup withholding) now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto).

“Term Lender” means a Lender with a percentage of the Term Loan Commitment (or, after the Term Loan Commitment has terminated, the Term Loan) as set forth on Schedule 1 hereto, or that acquires a percentage of the Term Loan Commitment pursuant to Section 10.10 hereof.

“Term Loan” means the loan made to Borrower by the Term Lenders in accordance with Section 2.3 hereof.

“Term Loan Commitment” means the obligation hereunder of the Term Lenders to make the Term Loan, in the original principal amount of Two Hundred Fifty Million Dollars ($250,000,000) (as such amount may be decreased pursuant to Section 2.10(a)(ii) hereof), with each Term Lender’s obligation to participate therein being in the amount set forth under such Term Lender’s name in the row titled “Term Loan Commitment Amount” as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 10.10 hereof.

“Term Loan Commitment Expiration Date” means the earlier of (a) the Term Loan Funding Date, or (b) the Target Acquisition Commitment Termination Date.

“Term Loan Exposure” means, at any time, the outstanding principal amount of the Term Loan and any Additional Term Loan Facility.

“Term Loan First Principal Payment Date” means the first Regularly Scheduled Payment Date following the Term Loan Funding Date, or, if the first Regularly Scheduled Payment Date following the Term Loan Funding Date is less than ninety (90) days from the Term Loan Funding Date, then the next subsequent Regularly Scheduled Payment Date.

“Term Loan Funding Date” means the date that all of the Target Acquisition Funding Conditions have been satisfied, in the reasonable opinion of Agent.

“Term Loan Maturity Date” means September 15, 2021.

“Term Loan Principal Payment Amount” means (a) the amount of the Term Loan Commitment as in effect on the Term Loan Funding Date, multiplied by (b) 1.25%.

“Term Loan Ticking Fee Period” means the period commencing on the date that is ninety (90) days after the Closing Date and ending on (and including) the Target Acquisition Commitment Termination Date.

“Term Note” means a Term Note, in the form of the attached Exhibit C executed and delivered pursuant to Section 2.5(c) hereof.

“Total Commitment Amount” means Eight Hundred Fifty Million Dollars ($850,000,000), as such amount (a) shall be decreased pursuant to Section 2.3 hereof, (b) may be increased pursuant to Section 2.10(b) hereof, or (c) may be decreased pursuant to Section 2.10(a) hereof.

“United States” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Withholding Agent” means any Credit Party and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Accounting Terms.

(a)    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b)    If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) is made with respect to GAAP, or if Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of Agent, the Required Lenders or Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of Borrower shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules, if any, shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4. Pro Forma Calculations. For the purpose of calculating Consolidated EBIT, Consolidated EBITDA, Consolidated Net Earnings, or Consolidated Net Worth hereunder for any period, if during such period any Company shall have made a material acquisition or material disposition (with materiality calculated in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended), each of Consolidated EBIT, Consolidated EBITDA, Consolidated Net Earnings, and Consolidated Net Worth shall be calculated after giving pro forma effect (in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended) thereto as if such material acquisition or disposition occurred on the first day of such period.

Section 1.5. Confirmation of Recitals. Borrower, Agent and the Lenders hereby confirm the statements set forth in the recitals of this Agreement and agree that this Agreement amends and restates in its entirety the Original Credit Agreement as set forth in the recitals of this Agreement.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a)    Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrower, participate in Swing Loans made by the Swing Line Lender to Borrower, and issue or participate in Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)    Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrower or the issuance of a Letter of Credit:

(i)    the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)    with respect to each Specific Commitment, the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender with respect to such Specific Commitment shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) within such Specific Commitment that shall be such Lender’s Applicable Commitment Percentage.

Within each Specific Commitment, each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Applicable Commitment Percentages of the Lenders.

(c)    The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, as the Term Loan as described in Section 2.3 hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit Commitment.

(a)    Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow

Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding principal amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b)    Letters of Credit.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of a Credit Party, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Applicable Commitment Percentage.

(ii)    Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days (or such shorter period as the Issuing Lender shall agree) prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form reasonably acceptable to Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than Agent) and shall specify the face amount thereof, whether such Letter of Credit shall be a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the intended date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, Borrower, and any Credit Party for whose account the Letter of Credit is to be issued, shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent; provided that, in the event the Issuing Lender’s usual and customary practices for issuing Letters of Credit, or the terms and conditions of any agreement relating to any such Letter of Credit between Borrower and the Issuing Lender, conflict with the terms and conditions of this Agreement, the terms of this Agreement shall control. Agent shall give the Issuing Lender and each Revolving Lender notice of each such request for a Letter of Credit.

(iii)    Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of Borrower or any other Credit Party, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on the date that any draw shall be made on such Letter of Credit, at the rate of one-tenth percent (1/10%) of the amount drawn under such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)    Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of Borrower or any other Credit Party, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-tenth percent (1/10%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v)    Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, Borrower shall, within one Business Day of Borrower receiving notice of such drawing, reimburse the Issuing Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by Borrower within one Business Day of the drawing of such Letter of Credit, at the sole option of Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than Agent), Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this subpart (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Issuing Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subpart (v) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi)    Participation in Letters of Credit. If, for any reason, Agent (and the Issuing Lender if the Issuing Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subpart (v), Agent (and the Issuing Lender if the Issuing Lender is a Lender other than Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone, or telephone confirmed in writing)). Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrower pursuant to this subpart (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this subpart (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Revolving Lender agrees to risk participate in the Existing Letters of Credit as provided in subpart (vii) below.

(vii)    Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Closing Date (each an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of subsection (vi) above, on the Closing Date. Borrower, Agent and the Revolving Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. Notwithstanding anything to the contrary in any reimbursement or other agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Revolving Lenders, or paid to the Issuing Lender for its own account, shall accrue from the Closing Date at the rate provided in this Section 2.2(b).

(viii)    Auto-Renewal Letters of Credit. If Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit Agent (or the applicable Issuing Lender if the Issuing Lender is a Lender other than Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) Agent (and the Issuing Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

(ix)    Letters of Credit Outstanding Beyond the Commitment Period. If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, Borrower shall deposit with Agent, for the benefit of the Issuing Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties (other than Agent, the Issuing Lender and the depository bank maintaining such deposit). The cash shall be deposited in an escrow account at a financial institution designated by the Issuing Lender. The Issuing Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Issuing Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. Borrower shall also execute such documentation as Agent or the Issuing Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the original Supporting Letter of Credit shall promptly be returned to the Issuer of the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to Borrower.

(x)    Requests for Letters of Credit When One or More Revolving Lenders are Affected Lenders. If a Letter of Credit is requested at such time that a Revolving Lender is an Affected Lender hereunder, then (A) such Letter of Credit may be issued to the extent that Agent (and the Issuing Lender) shall have entered into satisfactory (to Agent) arrangements (including, without limitation, the posting of cash collateral by the Affected Lender) with Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender, or (B) Agent may issue a Letter of Credit in an amount that is the amount of the requested Letter of Credit less the Applicable Commitment Percentage of such Affected Lender times the amount of the requested Letter of Credit.

(xi)    Letters of Credit Issued and Outstanding When One or More Revolving Lenders are Affected Lenders. With respect to any Letters of Credit that have been issued and are outstanding at the time any Revolving Lender is an Affected Lender, Agent (and the Issuing Lender) shall have the right to request that Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to Agent (and the Issuing Lender), the portion of such Letters of Credit attributable to such Affected Lender so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

(c)    Swing Loans.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request; provided that Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.

(ii)    Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to Borrower and the Revolving Lenders, Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Upon receipt of such notice by Borrower and the Revolving Lenders, Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of such Swing Loan in accordance with Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of Agent and such Revolving Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this subpart (ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this subpart (ii) to repay in full such Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii)    Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding subpart (ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone, or telephone confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this subpart (iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this subpart (iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans to be made by such Revolving Lender.

(iv)    Requests for Swing Loans When One or More Revolving Lenders are Affected Lenders. If a Swing Loan is requested at such time that a Revolving Lender is an Affected Lender hereunder, then (A) such Swing Loan may be issued to the extent that Agent shall have entered into satisfactory (to Agent) arrangements (including, without limitation, the posting of cash collateral by the Affected Lender) with Borrower or such Affected Lender to eliminate or mitigate the reimbursement risk with respect to such Affected Lender, or (B) Agent may issue a Swing Loan in an amount that is the amount of the requested Swing Loan less the Applicable Commitment Percentage of such Affected Lender times the amount of the requested Swing Loan.

(v)    Swing Loans Outstanding When One or More Revolving Lenders are Affected Lenders. With respect to any Swing Loans that are outstanding at the time any Revolving Lender is an Affected Lender, Agent shall have the right to request that Borrower or such Affected Lender cash collateralize, in form and substance satisfactory to Agent, such portion of such Swing Loans attributable to such Affected Lender so as to eliminate or mitigate the reimbursement risk with respect to such Affected Lender.

Section 2.3. Term Loan Commitment. Subject only to the satisfaction of the Target Acquisition Funding Conditions, the Term Lenders shall make the Term Loan to Borrower on the Term Loan Funding Date, in the amount of the Term Loan Commitment. The Term Loan shall be payable in consecutive quarterly installments equal to the Term Loan Principal Payment Amount (as such amount may be reduced from time to time pursuant to any prepayment made in accordance with Section 2.8 hereof), commencing on the Term Loan First Principal Payment Date, and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on the Term Loan Maturity Date. Borrower shall notify Agent, in accordance with the notice provisions of Section 2.6 hereof, whether the Term Loan will be a Base Rate Loan or one or more Eurodollar Loans (provided that Eurodollar Loans shall only be available to the extent no Default or Event of Default shall have occurred and be continuing). The Term Loan may be a mixture of a Base Rate Loan and, to the extent available, one or more Eurodollar Loans. Once the Term Loan is made, any portion of the Term Loan repaid may not be re‑borrowed. The Term Loan Commitment shall terminate on the Term Loan Commitment Expiration Date.

Section 2.4. Interest.

(a)    Revolving Loans.

(i)    Base Rate Loan. Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing November 30, 2016, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)    Eurodollar Loans. Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b)    Swing Loans. Borrower shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c)    Term Loan.

(i)    Base Rate Loan. With respect to any portion of the Term Loan that is a Base Rate Loan, Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing on the first Regularly Scheduled Payment Date following the Term Loan Funding Date, and continuing on each Regularly Scheduled Payment Date thereafter and on the Term Loan Maturity Date, at the Base Rate from time to time in effect.

(ii)    Eurodollar Loans. With respect to any portion of the Term Loan that is a Eurodollar Loan, Borrower shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin) at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(d)    Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing, upon the election of Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto (as specified in Section 2.2(b)(iii) or (iv) hereof), and (iii) in the case of any other amount not paid when due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 7.1 or 7.10 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender.

(e)    Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.5. Evidence of Indebtedness.

(a)    Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of Borrower to repay the portion of the Revolving Loans made by such Revolving Lender and to pay interest thereon, Borrower shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Applicable Commitment Percentage of the Maximum Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from Borrower’s obligations to such Revolving Lender hereunder.

(b)    Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of Borrower to repay the Swing Loans and to pay interest thereon, Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from Borrower’s obligations to the Swing Line Lender hereunder.

(c)    Term Loan. Upon the request of a Term Lender, to evidence the obligation of Borrower to repay the portion of the Term Loan made by such Term Lender and to pay interest thereon, Borrower shall execute a Term Note, payable to the order of such Term Lender in the principal amount of its Applicable Commitment Percentage of the Term Loan Commitment; provided that the failure of such Term Lender to request a Term Note shall in no way detract from Borrower’s obligations to such Term Lender hereunder.

Section 2.6. Notice of Loans and Credit Events; Funding of Loans.

(a)    Notice of Loans and Credit Events. Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, and (iii) 2:00 P.M. (Eastern time) on the proposed date of borrowing of any Swing Loan. Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)    Funding of Loans. Agent shall notify the appropriate Lenders of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If Agent receives the funds from the Lenders by 3:00 P.M. (Eastern time), then Agent shall make the Loan to Borrower on or before 4:00 P.M. (Eastern time). If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive such amount from Borrower, on demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection (b). Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c)    Conversion and Continuation of Loans.

(i)    At the request of Borrower to Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(ii)    At the request of Borrower to Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d)    Minimum Amount for Loans. Each request for:

(i)    a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000) (provided that a Base Rate Loan may be in an amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure);

(ii)    a Eurodollar Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000); and

(iii)    a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000).

(e)    Advancing of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, if Borrower requests a Revolving Loan pursuant to Section 2.6(a) hereof (and all conditions precedent set forth in Section 4.1 hereof are met) at a time when one or more Revolving Lenders are Defaulting Lenders, Agent shall have the option, in its sole discretion, to require (and, at the request of Borrower, shall require) the non-Defaulting Lenders to honor such request by making a non pro-rata Revolving Loan to Borrower in an amount equal to (i) the amount requested by Borrower, minus (ii) the portions of such Revolving Loan that should have been made by such Defaulting Lenders. For purposes of such Revolving Loans, the Revolving Lenders that are making such Revolving Loan shall do so in an amount equal to their Applicable Commitment Percentages of the amount requested by Borrower. For the avoidance of doubt, in no event shall the aggregate outstanding principal amount of Loans made by a Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, be in excess of the Maximum Amount for such Lender.

Section 2.7. Payment on Loans and Other Obligations.

(a)    Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)    Payments from Borrower. All payments (including prepayments) to Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent, at the address of Agent for notices referred to in Section 10.4 hereof for the account of the appropriate Lenders (or the Issuing Lender or the Swing Line Lender, as appropriate) not later than 1:00 P.M. (Eastern time) on the due date thereof in immediately available funds.

Any such payments received by Agent (or the Issuing Lender or the Swing Line Lender) after 1:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)    Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares, if any, of the amount of principal, interest, and facility fees, ticking fees and other fees received by Agent for the account of such Lender. Payments received by Agent shall be delivered to the Lenders in immediately available funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)    Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

(e)    Affected Lender. To the extent that Agent receives any payments or other amounts for the account of a Revolving Lender that is an Affected Lender, at the option of Agent or Borrower, such Affected Lender shall be deemed to have requested that Agent use such payment or other amount (or any portion thereof, at the discretion of Agent) first, to cash collateralize its unfunded risk participation in Swing Loans and the Letters of Credit pursuant to Sections 2.2(b)(vi), 2.2(c)(iii) and 2.6(b) hereof, and, with respect to any Defaulting Lender, second, to fulfill its obligations to make Loans.

(f)    Payment of Non Pro-Rata Revolving Loans. Notwithstanding anything in this Agreement to the contrary, at the sole discretion of Agent, in order to pay Revolving Loans made to Borrower that were not advanced pro rata by the Revolving Lenders, any payment of any Loan may first be applied to such Revolving Loans that were not advanced pro rata.

Section 2.8. Prepayment.

(a)    Right to Prepay.

(i)    Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by Borrower, representing the obligations under any Specific Commitment with the proceeds of such prepayment to be distributed on a pro rata basis to the holders of the Specific Commitment being prepaid. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Each prepayment of the Term Loan and the Additional Term Loan Facility (if any) shall be applied to the remaining payments of principal of such facility on a pro rata basis.

(ii)    Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Revolving Lender that has funded a participation in such

Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(iii)    Notwithstanding anything in this Section 2.8 or otherwise to the contrary, at the discretion of Agent, in order to prepay Revolving Loans made to Borrower that were not advanced pro rata by all of the Revolving Lenders, any prepayment of a Revolving Loan shall first be applied to Revolving Loans made by the Revolving Lenders during any period in which a Defaulting Lender or Insolvent Lender shall exist.

(b)    Notice of Prepayment. Borrower shall give Agent notice of prepayment of (i) a Base Rate Loan or Swing Loan by no later than 1:00 P.M. (Eastern time) one Business Day before the Business Day on which such prepayment is to be made, and (ii) written notice of the prepayment of any Eurodollar Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c)    Minimum Amount for Eurodollar Loans. Each prepayment of a Eurodollar Loan by Borrower shall be in the aggregate principal amount of not less than Five Million Dollars ($5,000,000), except in the case of a mandatory prepayment in connection with Section 2.12 or Article III hereof.

Section 2.9. Facility and Other Fees.

(a)    Facility Fee. Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a facility fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Facility Fee Rate as in effect from time to time, multiplied by (ii) the sum of (A) the average daily Revolving Amount in effect during such quarter, and (B) the average daily Term Loan Exposure in effect during such quarter. The facility fee shall be payable in arrears, on November 30, 2016 and on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)    Ticking Fees.

(i)    Revolving Credit Ticking Fee. Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a ticking fee during the Revolving Credit Ticking Fee Period, payable quarterly, at a rate per annum equal to (A) the Applicable Ticking Fee Rate as in effect from time to time, multiplied by (B) the Additional Revolving Loan Amount. The ticking fee shall be payable quarterly in arrears, commencing on the first Regularly Scheduled Payment Date following the commencement of the Revolving Credit Ticking Fee Period and continuing on each Regularly Scheduled Payment Date thereafter, and on the Additional Revolving Credit Availability Date.

(ii)    Term Loan Ticking Fee. Borrower shall pay to Agent, for the ratable account of the Term Lenders, as a consideration for the Term Loan Commitment, a ticking fee during the Term Loan Ticking Fee Period, payable quarterly, at a rate per annum equal to (1) the Applicable Ticking Fee Rate as in effect from time to time, multiplied by (2) the aggregate amount of the Term Loan Commitment. The ticking fee shall be payable quarterly in arrears, commencing on the first Regularly Scheduled Payment Date following the commencement of the Term Loan Ticking Fee Period and continuing on each Regularly Scheduled Payment Date thereafter, and on the Target Acquisition Commitment Termination Date.

(c)    Agent Fee. Borrower shall pay to Agent, for its sole benefit, the applicable fees set forth in the Agent Fee Letter.

Section 2.10. Modifications to Commitment.

(a)    Optional Reduction of Commitments.

(i)    Revolving Credit Commitment. Borrower may at any time and from time to time reduce in whole or ratably in part the Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than three Business Days’ written notice of such reduction, provided that (i) any such partial reduction shall be in an aggregate amount, for all of the Revolving Lenders, of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000), (ii) there shall be no more than two such reductions during any calendar year, and (iii) any such reduction that reduces the Revolving Amount to less than Two Hundred Million Dollars ($200,000,000) shall constitute a permanent reduction of the Revolving Amount and shall be effective during the remainder of the Commitment Period. Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the facility fees or ticking fees payable hereunder shall be calculated upon the Revolving Amount as so reduced. If Borrower reduces in whole the Revolving Credit Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Revolving Loans, together with all interest (if any) and facility, ticking and other fees accrued and unpaid, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Revolving Credit Notes to Borrower. Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period (provided that the Revolving Amount may thereafter be increased during the Commitment Increase Period pursuant to Section 2.10(b)(i) hereof). Upon each decrease of the Revolving Amount, the Maximum Revolving Amount and Total Commitment Amount shall be decreased by the same amount.

(ii)    Term Loan Commitment. On or prior to the Term Loan Funding Date, Borrower may at any time and from time to time reduce in whole or ratably in part the Term Loan Commitment, by giving Agent not fewer than three Business Days’ written notice of such reduction, provided that (i) any such reduction shall be in an aggregate amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000), and (ii) there shall be no more than two such reductions. Agent shall promptly notify each Term Lender of the date of each such reduction and such Term Lender’s proportionate share thereof. After each such reduction, the ticking fees payable hereunder shall be calculated upon the Term Loan Commitment as so reduced. If Borrower reduces in whole the Term Loan Commitment, on the effective date of such reduction (Borrower having paid in full all ticking and other fees accrued and unpaid), all of the Term Notes shall be delivered to Agent marked “Canceled”. Upon each decrease of the Term Loan Commitment, the Total Commitment Amount shall be decreased by the same amount.

(b)    Increase in Commitment.

(i)    At any time during the Commitment Increase Period, Borrower may request that Agent increase the Total Commitment Amount by (A) increasing the Revolving Amount, or (B) adding an additional term loan facility to this Agreement (the “Additional Term Loan Facility”) (which Additional Term Loan Facility shall be subject to subsection (c) below); provided that the aggregate amount of all increases (revolver and term) made pursuant to this subsection (b) shall not exceed Two Hundred Fifty Million Dollars ($250,000,000). Each such request for an increase shall be in an amount of at least Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000), and may be made by either (1) increasing, for one or more Revolving Lenders, with their prior written consent, their respective Revolving Credit Commitments, (2) adding a new commitment for one or more Lenders, with their prior written consent, with respect to the Additional Term Loan Facility, or (3) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment or the Additional Term Loan Facility, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”).

(ii)    During the Commitment Increase Period, all of the Lenders agree that one or more Additional Commitments may be added upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall be an Eligible Transferee (which, in the case of any increase of the Revolving Amount shall be reasonably acceptable to the Agent) and shall execute an Additional Lender Assumption Agreement, (B) the aggregate Additional Commitments from such Additional Lenders, if any, shall be in an amount of at least Ten Million Dollars ($10,000,000), (C) Agent shall provide to Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Applicable Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (D) Borrower shall execute and deliver to Agent and the applicable Lenders such replacement or additional Notes as shall be required by Agent (and requested by such Lender or Lenders). The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii)    On each Additional Lender Assumption Effective Date with respect to the Specific Commitment being increased, as appropriate, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, facility fees, ticking fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among the applicable Lenders such outstanding amounts, based on the revised Applicable Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.10(b) (and Borrower shall pay to the applicable Lenders any amounts that would be payable pursuant to Section 3.4 hereof if such adjustments among the applicable Lenders would cause a prepayment of one or more Eurodollar Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) above) without the prior written consent of such Lender. Borrower shall not request any increase in the Total Commitment Amount pursuant to this subsection (b) if a Default or an Event of Default shall then exist, or, immediately after giving pro forma effect to any such increase, would exist. At the time of any such increase, at the request of Agent, the Credit Parties and the applicable increasing Lenders shall enter into an amendment to evidence such increase and to address related provisions as deemed necessary or appropriate by Agent. Upon each increase of the Revolving Amount, the Maximum Revolving Amount and Total Commitment Amount shall be increased by the same amount.

(c)    Additional Term Loan Facility.

(i)    The Additional Term Loan Facility (A) shall rank pari passu in right of payment with the Revolving Loans and the Term Loan, (B) shall not mature earlier than the last day of the Commitment Period (but may have amortization prior to such date), and (C) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the Term Loan, including, without limitation, similar amortization for the Additional Term Loan Facility.

(ii)    The Additional Term Loan Facility may be added hereunder pursuant to an amendment or restatement (the “Additional Term Loan Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed solely by Borrower, each Lender providing a commitment with respect to the Additional Term Loan Facility, each Additional Lender providing a commitment with respect to the Additional Term Loan Facility, and Agent. Notwithstanding anything herein to the contrary, the Additional Term Loan Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent, to effect the provisions of Section 2.10(b) and (c) hereof (including, without limitation, amendments to the definitions in this Agreement and Section 9.8 hereof for the purpose of treating such Additional Term Loan Facility pari passu with the other Loans).

Section 2.11. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, facility fees, ticking fees and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.12. Mandatory Payments.

(a)    Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment as then in effect, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b)    Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)    Application of Mandatory Payments. Unless otherwise designated by Borrower, each prepayment pursuant to subsection (a) above shall be applied in the following order (i) first, on a pro rata basis among the outstanding Base Rate Loans, and (ii) second, among the outstanding Eurodollar Loans in such manner as Borrower may specify (but pro rata among the Lenders), provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.12 shall be subject to the prepayment provisions set forth in Article III hereof.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a)    If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A)    shall subject any Lender to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in subparts (b) through (d) of the definition of Excluded Taxes and (3) Connection Income Taxes) with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it;

(B)    shall impose, modify or hold applicable any reserve, special deposit, insurance charge, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    For purposes of this Section 3.1 and Section 3.5(a) hereof, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d)    A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any reasonable method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Borrower shall not be required to compensate a Lender pursuant to this Section 3.1 for any increased costs or reductions to the extent such Lender notifies Borrower thereof more than one hundred eighty (180) days after such Lender becomes aware of such right to additional compensation (except that, if the circumstances giving rise to such increased costs or reductions are retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.2. Taxes.

(a)    All payments made by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2), Agent or applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, Other Taxes.

(b)    As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.2, such Credit Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Agent. The Credit Parties shall indemnify Agent and the appropriate Lenders within ten days after demand therefor for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by Agent or such Lender or required to be withheld or deducted from a payment to Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (c) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (c), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (c) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(d)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(e)(i), (e)(ii) and Section 3.2(f) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(i)    any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (1) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI (or successor forms);

(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (2) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable or (applicable successor form); or

(D)    to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY (latest version), accompanied by IRS Form W-8ECI (latest version), IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable (or applicable successor forms); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(iv)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(f)    For the purposes of this Section 3.2, (i) the term “Lender” includes any Issuing Lender, and (ii) the term “applicable law” includes FATCA.

(g)    Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.3. Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 3.1 hereof, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 hereof, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.2 hereof, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 3.1 hereof, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 hereof and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with subsection (a) above, then upon Borrower’s request, Agent shall, at the sole expense of Borrower, upon notice to such Lender and Borrower, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.10 hereof), all of its interests, rights and (other than its existing rights to payments pursuant to Section 3.1 or Section 3.2 hereof) and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and other amounts payable to it hereunder, including any amounts under Section 3.4 hereof from such Eligible Transfer (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and in the case of any such assignment resulting from a claim for compensation under Section 3.1 hereof or payments required to be made pursuant to Section 3.2 hereof, such assignment will result in a reduction in such compensation or payments thereafter.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 3.4. Funding Losses. Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b)

default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan pursuant to Section 3.5 hereof on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market. A certificate as to any amounts payable pursuant to this Section 3.4 submitted to Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error. The obligations of Borrower pursuant to this Section 3.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.5. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)    If any Lender shall determine that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert into any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b)    If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in any Credit Event (other than (a) the conversion of a Base Rate Loan to a Eurodollar Loan, (b) the conversion of a Eurodollar Loan to a Base Rate Loan, (c) the continuation of a Eurodollar Loan on any Interest Adjustment Date, (d) the prepayment of a Eurodollar Loan prior to the end of an Interest Period (subject to any amount payable under Article III hereof) and the borrowing on the same day of a Base Rate Loan for the same amount, and (e) the payment of a Swing Loan and the borrowing on the same day of a Base Rate Loan or Eurodollar Loan for the same amount) shall be conditioned, in the case of each such Credit Event, upon the following:

(i)    Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.6 hereof;

(ii)    no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(iii)    each of the representations and warranties contained in Article VI hereof (other than the representations and warranties set forth in Sections 6.4, 6.7, 6.8, 6.12 and 6.14 hereof) shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (ii) and (iii) above.

Section 4.2. Conditions to the First Credit Event. Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)    Notes as Requested. Borrower shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, (ii) each Term Lender requesting a Term Note such Term Lender’s Term Note, and (iii) the Swing Line Lender the Swing Line Note.

(b)    Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to Agent a Guaranty of Payment.

(c)    Officer’s Certificate, Resolutions, Organizational Documents. Borrower shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents and the execution and performance of other Related Writings to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(d)    Good Standing and Full Force and Effect Certificates. Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed.

(e)    Legal Opinion. Borrower shall have delivered to Agent one or more opinions of counsel for Parent, Borrower and each Significant Subsidiary listed on Schedule 2 attached hereto as a Guarantor of Payment, in each case, in form and substance reasonably satisfactory to Agent and the Lenders.

(f)    Agent Fee Letter, Closing Fee Letter and Other Fees. Borrower shall have (i) paid to Agent, for its sole account, the fees set forth in the Agent Fee Letter, (ii) executed and delivered to Agent the Closing Fee Letter and paid to Agent, for the benefit of the Lenders, the fees stated therein, (iii) paid to the Joint Lead Arrangers, for their respective accounts, any previously agreed upon fees payable on the Closing Date between Borrower and the Joint Lead Arrangers, and (iv) paid all legal fees and expenses of Agent for which Borrower has been invoiced in connection with the preparation and negotiation of the Loan Documents.

(g)    Closing Certificate. Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (ii) each of the representations and warranties contained in Article VI hereof are true and correct in all material respects as of the Closing Date, except to the extent that any thereof expressly relate to an earlier date.

Notwithstanding the foregoing, the only conditions to the funding of the Term Loan or any Revolving Credit Acquisition Borrowing shall be the satisfaction of the Target Acquisition Funding Conditions.

Section 4.3. Availability of Acquisition Funding. During the period from the Closing Date to and including the Target Acquisition Date, and notwithstanding (a) that any representation made on the Closing Date was incorrect, (b) any failure by Borrower to comply with the affirmative covenants, negative covenants and financial covenants in this Agreement, or the existence of any Event of Default (subject to the second proviso below), (c) any provision to the contrary in any Loan Document or otherwise, or (d) that any condition precedent set forth in Section 4.2 hereof may subsequently be determined not to have been satisfied, neither Agent nor any Lender shall be entitled to (i) cancel any of its commitments under this Agreement to provide the Term Loan and any Revolving Credit Acquisition Borrowing, (ii) rescind, terminate or cancel any Loan Document or exercise any right or remedy or make or enforce any claim under the Loan Documents or otherwise it may have, in each case to the extent to do so would prevent, limit or delay the making of the Term Loan and any Revolving Credit Acquisition Borrowing thereunder on the Target Acquisition Date, (iii) refuse to participate in making the Term Loan and any Revolving Credit Acquisition Borrowing on the Target Acquisition Date when required to do so under any Loan Document, or (iv) exercise any right of set-off or counterclaim in respect of its Loans thereunder to the extent to do so would prevent, limit or delay the making of the Term Loan and any Revolving Credit Acquisition Borrowing; provided that, in each case, the Target Acquisition Funding Conditions have been satisfied; provided further that, with respect to subparts (i) through (iv) above, the foregoing shall not apply if an Event of Default under Section 7.1 or 7.10 hereof has occurred and is continuing. For the avoidance of doubt, (A) the rights and remedies of the Lenders and Agent shall not be limited in the event that any Target Acquisition Funding Condition is not satisfied on the Target Acquisition Date, and (B) from the Target Acquisition Date after giving effect to the funding on such date, all of the rights, remedies and entitlements of Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall maintain with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies for which it may be or become liable or to which any or all of its properties may be or become subject; provided that no Company shall be required to pay any such tax, assessment, governmental charge or levy (i) which is being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been established in accordance with GAAP or (ii) to the extent failure to make such payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206‑207) or any comparable provisions.

Section 5.3. Financial Statements and Information.

(a)    Quarterly Financials. Borrower shall deliver to Agent, within forty-five (45) days after the end of each of the first three quarter‑annual periods of each fiscal year of Parent, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with

GAAP, and certified by a Financial Officer of Parent as being fair and accurate in all material respects subject to footnotes and year end adjustments.

(b)    Annual Audit Report. Borrower shall deliver to Agent, within ninety (90) days after the end of each fiscal year of Parent, an annual audit report of the Companies for that year prepared on a Consolidated and condensed consolidating basis (provided that consolidating statements need not be certified by an independent public accountant), in accordance with GAAP, and certified by a nationally recognized independent public accountant, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c)    Compliance Certificate. Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)    Shareholder and SEC Documents. Borrower shall deliver to Agent, as soon as available, copies of all registration statements and annual and quarterly reports sent by Parent (in final form) to the SEC.

(f)    Financial Information of Companies. Borrower shall deliver to Agent and the Lenders, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as Agent or such Lender may from time to time reasonably request.

Information required to be delivered pursuant to this Section 5.3 shall be deemed to be delivered if such information, or one or more annual, quarterly or current reports containing such information shall have been posted by Agent on the Intralinks, SyndTrak or a substantially similar electronic transmission system, on the website of the SEC at http://www.sec.gov or on the website of Borrower. Information required to be delivered pursuant to this Section 5.3 may also be delivered by electronic communications pursuant to procedures approved by Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining copies of such documents.

Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent, or any representative of Agent, to examine the books and records of such Company, as requested, and to make excerpts therefrom and transcripts thereof; provided that, in absence of an Event of Default existing, all such inspections shall be limited to no more than one time in any fiscal year of Parent.

Section 5.5. Franchises; Change in Business. Except as otherwise permitted pursuant to Section 5.12 hereof, each Credit Party shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business.

Section 5.6. ERISA Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan, in each case that would reasonably be expected to have a Material Adverse Effect. Borrower shall furnish to the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred that would reasonably be expected to have a Material Adverse Effect, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company that would reasonably be expected to have a Material Adverse Effect; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. As soon as practicable, and in any event within thirty (30) days, after any Company shall become aware that an ERISA Event shall have occurred that would reasonably be expected to have a Material Adverse Effect, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.

Section 5.7. Financial Covenants.

(a)    Leverage Ratio. The Companies shall not suffer or permit as of the last day of any fiscal quarter the Leverage Ratio to exceed 3.50 to 1.00 (or 3.75 to 1.00 during any Leverage Ratio Step-Up Period).

(b)    Interest Coverage Ratio. The Companies shall not suffer or permit as of the last day of any fiscal quarter the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 5.8. [Reserved].

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)    Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)    other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)    easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(d)    any Lien granted to Agent, for the benefit of the Lenders;

(e)    the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased; or

(f)    any other Liens securing Indebtedness or other obligations of the Companies not in excess of, for all of the Companies, twenty-five percent (25%) of Consolidated Net Worth, based on the financial statements of the Companies for the most recently completed fiscal quarter.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non‑compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. [Reserved].

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of all or substantially all of its assets to any Person (other than Borrower or any other Credit Party) other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)    any Subsidiary of Parent (other than Borrower or a Guarantor of Payment) may merge with or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any Company, provided the resulting, surviving or transferee Person is Borrower, Parent or a Subsidiary, which is also a Guarantor of Payment;

(b)    any Subsidiary of Borrower may merge with or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to any Subsidiary of Borrower, provided that in any such transaction involving a Subsidiary of Borrower, which is also a Guarantor of Payment, the resulting, surviving or transferee Subsidiary of Borrower is a Guarantor of Payment.

(c)    any Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business or the liquidation or dissolution of any Domestic Subsidiary;

(d)    any Company may sell, lease, transfer or otherwise dispose (whether in one transaction or a series of related transactions) of any of its assets to any other Person, so long as the aggregate fair market value of the assets being sold, leased, transferred or otherwise disposed of, in the aggregate for all Companies, shall not constitute (i) during the twelve (12) month period ending with the month prior to the month in which any such sale, lease, transfer or disposition, a Substantial Portion as determined under subparts (a) and (b) of the definition of Substantial Portion, or (ii) on or after the date of this Agreement, a Substantial Portion as determined under subparts (c) and (d) of the definition of Substantial Portion; and

(e)    Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.

Section 5.13. Acquisitions. No Company shall effect an Acquisition if the aggregate Consideration paid for such Acquisition exceeds twenty-five percent (25%) of Consolidated Net Worth, as determined for the most recently completed fiscal quarter of Parent, unless, prior to consummation of such Acquisition, Borrower shall have provided to Agent a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof after giving effect to the proposed Acquisition; provided that, Borrower may effect the Target Acquisition.

Section 5.14. Notice. Borrower shall cause a Financial Officer to promptly notify Agent upon any Financial Officer becoming aware of the occurrence of any Default or Event of Default.

Section 5.15. Environmental Compliance. Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law except to the extent such release or disposal does not or is not reasonably expected to have a Material Adverse Effect.

Section 5.16. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.

Section 5.17. Use of Proceeds. Borrower’s use of the proceeds of the Commitment shall be solely for working capital and other general corporate purposes of Parent and its Subsidiaries and for Acquisitions,

including the Target Acquisition, and the repayment of existing Indebtedness; provided that the Term Loan shall only be used to partially fund the Target Acquisition. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund activities or business of or with any Person, or in any country or territory, in each case that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (b) in furtherance of an offer, promise to pay, or the authorization thereof, or any other offering of value, to any Person in violation of any Anti-Corruption Laws.

Section 5.18. Subsidiary Guaranties.

(a)    Provision of Subsidiary Guaranties. Each Significant Subsidiary that is a Domestic Subsidiary created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations, such agreement to be in the form of Exhibit H hereto, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed reasonably necessary or advisable by Agent.

(b)    Release of Non-Significant Subsidiary Guaranties. Borrower may from time to time request that certain Guarantors of Payment (other than Parent) be released from their respective Guaranties of Payment (and Agent is authorized by the Lenders to release such Guarantors of Payment from their Guaranty of Payment); provided that, as of the date of such release, such Subsidiary does not constitute a Significant Subsidiary and no Default or Event of Default shall exist or be caused thereby. In connection with granting any such release, Agent shall be entitled to rely on a representation by Borrower that the conditions to such release are satisfied.

(c)    Release of Guarantor Upon Sale or Disposition. Upon the sale or disposition permitted under this Agreement of a Guarantor of Payment other than Parent (by merger or otherwise) to a Person that is not a Company, and which sale or disposition is otherwise in compliance with the terms of this Agreement, Agent shall release such Guarantor of Payment from its Guaranty of Payment upon the written request of Borrower and, if required by Agent, a certificate of a Financial Officer and an opinion of counsel to the effect that the transaction giving rise to the release of such Guaranty of Payment was made in accordance with the provisions of this Agreement.

(d)    Guarantor of Senior Note Indebtedness. Notwithstanding anything herein to the contrary, Borrower shall cause to be executed and delivered to Agent and the Lenders, Guaranties of Payment of each Subsidiary of Parent (other than Borrower or an existing Guarantor of Payment) that is liable at any time, whether as a direct borrower, a Guarantor or otherwise, under the Senior Note Indebtedness, with such Guaranties of Payment to be delivered simultaneously with such Subsidiary becoming so liable under the Senior Note Indebtedness; provided that, (a) in the event that any such Subsidiary is only liable for a portion of the Senior Note Indebtedness, the Guaranty of Payment delivered by such Subsidiary shall be limited to an undivided percentage of the Indebtedness created under this Agreement equal to the proportion that the liability of such Subsidiary in respect of the Senior Note Indebtedness bears to the entire amount of the Senior Note Indebtedness; and (b) the foregoing provisions shall not limit the right of Parent to request a release from any such Guaranty of Payment in the event that such Subsidiary ceases to be obligated in respect of the Senior Note Indebtedness or the obligations of the Lenders to grant such a release, in each case in accordance with the terms hereof.

(e)    Additions to Guarantors. Borrower may, in its sole and absolute discretion, designate any Subsidiary of Parent (that is not already a Guarantor or Payment) to become a Guarantor of Payment hereunder by executing and delivering a Guaranty of Payment to Agent.

(f)    Deliveries. In connection with the delivery of any Guaranty of Payment under this Section 5.18, Borrower shall provide such other documentation to Agent, including, without limitation, one or more opinions of counsel reasonably satisfactory to Agent, corporate documents and resolutions, which, in the reasonable opinion of Agent, is reasonably necessary or advisable in connection therewith.

(g)    Effectiveness of Release. No release of a Guarantor of Payment under this Section 5.18 shall be effective until such release has been confirmed in writing by Agent which confirmation Agent shall give upon the release of a Guarantor of Payment in accordance with the terms of this Agreement. Any Guarantor of Payment not so released in writing shall remain liable for the full amount of the Obligations.

Section 5.19. Restrictive Agreements. Except as set forth in this Agreement, the Companies shall not directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower, or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (iii) customary restrictions in security agreements or mortgages securing Indebtedness or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease, (iv) restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the assets or capital stock of such Subsidiary, or (v) any restrictions with respect to any assets subject to a Lien permitted under Section 5.9 hereof.

Section 5.20. Pari Passu Ranking. The Obligations shall, and Borrower shall take all necessary action to ensure that the Obligations shall, at all times, rank at least pari passu in right of payment with all other senior unsecured Indebtedness of Parent and Borrower.

Section 5.21. Amendment of Organizational Documents. No Company shall amend its Organizational Documents in any manner which is reasonably expected to have a material adverse effect to the Lenders, without prior notice to Agent and the Lenders.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing, and in good standing under the laws of its state or jurisdiction of incorporation or organization and is duly qualified and authorized to do business and is in good standing as a foreign entity in each jurisdiction where the character of its property or business activities makes such qualification necessary, except where a failure to so qualify will not result in a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Parent (and whether such Subsidiary is a Dormant Subsidiary or a Significant Subsidiary), its state (or jurisdiction) of formation, its relationship to Parent, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company.

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or by general principles of equity. The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Credit Party under the provisions of, such Credit Party’s Organizational Documents or any material agreement to which a Credit Party is a party or by which such Credit Party or its property is bound.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a)    holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto;

(b)    is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices;

(c)    is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound;

(d)    has ensured that no Person who owns a controlling interest in or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

(e)    is in compliance with all applicable Bank Secrecy Act and anti-money laundering laws and regulations;

(f)    is in compliance, in all material respects, with the Patriot Act;

(g)    has ensured that no Company, or to the knowledge of any Company, any director or officer of a Company, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions; and

(h)    is in compliance, in all material respects, with Anti-Corruption Laws, and has implemented policies and procedures designed to ensure compliance therewith;

except in the case of any of subparts (a) through (f) above, where the failure to hold such permits, certificates, licenses, orders, registrations, franchises, authorizations or approvals, or where any such non-compliance or violation, would not reasonably be expected to have a Material Adverse Effect.

Section 6.4. Litigation and Administrative Proceedings. As of the Closing Date, except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, in each case, which would be expected to have a Material Adverse Effect.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6. Tax Returns. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except for Taxes being contested in good faith through appropriate proceedings diligently conducted and as to which adequate reserves have been established in accordance with GAAP, where the failure to do so would not reasonably be expected, individually or in the aggregate, to cause or result in a Material Adverse Effect, or as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.7. Environmental Laws. As of the Closing Date, based upon a review of the effect of Environmental Laws on the business of Parent and its Subsidiaries Parent has concluded that there have been no violations of Environmental Laws, and there are no reasonably foreseeable violations of Environmental Laws, that would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither Parent nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect.

Section 6.8. [Reserved].

Section 6.9. Employee Benefits Plans. No ERISA Event is expected to occur with respect to an ERISA Plan that would reasonably be expected to have a Material Adverse Effect.

Section 6.10. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Credit Party in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.11. Solvency. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Agent and the Lenders. Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.12. Financial Statements. The audited Consolidated financial statements of Parent for the fiscal year ended May 31, 2016, and the unaudited Consolidated financial statements of Parent for the fiscal quarter ended February 29, 2016, furnished to Agent and the Lenders, are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. As of the Closing Date, since the dates of such statements, no event or condition has occurred that would reasonably be expected to have a Material Adverse Effect.

Section 6.13. Regulations T, U and X. Neither Parent nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock, and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X.

Section 6.14. Material Agreements. Neither Parent nor any Subsidiary is in default or violation of any agreement or instrument to which it is a party, or subject to any charter or other corporate restriction, that would reasonably be expected to have a Material Adverse Effect.

Section 6.15. Intellectual Property. Each Company owns, or has the right to use, all of the patents, patent applications, industrial designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others, except to the extent any such conflict would not have a Material Adverse Effect.

Section 6.16. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.

Section 6.17. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading in light of the context in which such statements are made. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.18. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (b) subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act, each as amended, or (c) any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.19. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 7.1. Payments. If (a) the interest on any Loan or any facility or other fee shall not be paid in full punctually when due and payable or within five Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.9, 5.12, 5.13 or 5.17 hereof.

Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any other Loan Document that is on the part of such Company to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Loan Document shall be false or erroneous in any material respect when made or deemed made.

Section 7.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other provision, term or condition contained in such Material Indebtedness Agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that would reasonably be expected to have a Material Adverse Effect.

Section 7.7. Change in Control. If any Change in Control shall occur.

Section 7.8. Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of ninety (90) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed Fifty Million Dollars ($50,000,000) (less any amount that is covered by the proceeds of insurance and is not subject to dispute by the insurance provider).

Section 7.9. Validity of Loan Documents. (a) the validity, binding effect or enforceability of any Material Loan Document against any Credit Party shall be contested by any Credit Party; (b) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (c) any Material Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby. As used herein “Material Loan Documents” means this Agreement, each Note and each Guaranty of Payment.

Section 7.10. Solvency. If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall continue undismissed for a period of sixty (60) consecutive days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; or (k) take any action in order thereby to effect any of the foregoing.

ARTICLE VIII. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, or 7.9 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, give written notice to Borrower to:

(a)    terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b)    accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur:

(a)    all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

(b)    the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 8.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, Borrower shall immediately deposit with Agent, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Revolving Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Revolving Lender (or any affiliate of such Revolving Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Revolving Lenders for any then outstanding Letters of Credit.

Section 8.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 8.5. Equalization Provisions.

(a)    Equalization Within Commitments Prior to an Equalization Event. Each Revolving Lender agrees with the other Revolving Lenders that, if it at any time shall obtain any Advantage over the other Revolving Lenders, or any thereof, in respect of the Applicable Debt (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and amounts under Article III hereof), such Revolving Lender, upon written request of Agent, shall purchase from the other Revolving Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage. Each

Term Lender agrees with the other Term Lenders that, if it at any time shall obtain any Advantage over the other Term Lenders, or any thereof, in respect of the Applicable Debt (except as to amounts under Article III hereof), such Term Lender shall purchase from the other Term Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage.

(b)    Equalization Between Commitments After an Equalization Event. After the occurrence of an Equalization Event, each Lender agrees with the other Lenders that, if such Lender at any time shall obtain any Advantage over the other Lenders or any thereof determined in respect of the Obligations (including Swing Loans and Letters of Credit but excluding amounts under Article III hereof) then outstanding, such Lender shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage in respect of the Obligations. For purposes of determining whether or not, after the occurrence of an Equalization Event, an Advantage in respect of the Obligations shall exist, Agent shall, as of the date that the Equalization Event occurs:

(i)    add the Revolving Credit Exposure and the Term Loan Exposure to determine the equalization maximum amount (the “Equalization Maximum Amount”); and

(ii)    determine an equalization percentage (the “Equalization Percentage”) for each Lender by dividing the aggregate amount of its Lender Credit Exposure by the Equalization Maximum Amount.

After the date of an Equalization Event, Agent shall determine whether an Advantage exists among the Lenders by using the Equalization Percentage. Such determination shall be conclusive absent manifest error.

(c)    Recovery of Amount. If any such Advantage resulting in the purchase of an additional participation as set forth in subsection (a) or (b) hereof shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.

(d)    Application and Sharing of Set-Off Amounts. Each Lender further agrees with the other Lenders that, if it at any time shall receive any payment for or on behalf of Borrower on any Indebtedness owing by Borrower to that Lender (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other Indebtedness, by counterclaim or cross action, by enforcement of any right under any Loan Document, or otherwise), it shall apply such payment first to any and all Indebtedness owing by Borrower to that Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders, or any thereof, pursuant to this Section 8.5 may exercise all of its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6. Other Remedies. The remedies in this Article VIII are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 8.7. Application of Proceeds.

(a)    Payments Prior to Exercise of Remedies. Prior to the exercise by Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows (provided that Agent shall have the right at all times to apply any payment received from Borrower first to the payment of all obligations (to the extent not paid by Borrower) incurred by Agent pursuant to Sections 10.5 and 10.6 hereof):

(i)    with respect to payments received in connection with the Revolving Credit Commitment, to the Revolving Lenders;

(ii)    with respect to payments received in connection with the Term Loan Commitment, to the Term Lenders; and

(iii)    with respect to payments received in connection with an Additional Term Loan Facility, to the applicable Lenders.

(b)    Payments Subsequent to Exercise of Remedies. After the exercise by Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i)    first, to the payment of all costs, expenses and other amounts (to the extent not paid by Borrower) incurred by Agent pursuant to Sections 10.5 and 10.6 hereof;

(ii)    second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to Agent, (C) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure, (D) any facility fees, ticking fees, amendment fees and similar fees shared pro rata among the Lenders entitled thereto under this Agreement that are then accrued and payable, and (E) to the extent not paid by Borrower, to the obligations incurred by the Lenders (other than Agent) pursuant to Sections 10.5 and 10.6 hereof;

(iii)    third, for payment of principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Overall Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (iii); and

(iv)    finally, any remaining surplus after all of the Obligations have been paid in full, to Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX. THE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower or any other Company, or the financial condition of Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.2. Note Holders. Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 9.3. Consultation With Counsel. Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.

Section 9.4. Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5. Agent and Affiliates. KeyBank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not Agent, and the terms “Lender” and “Lenders” include KeyBank and its affiliates, to the extent applicable, in their individual capacities.

Section 9.6. Knowledge or Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 9.7. Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 9.8. Release of Guarantor of Payment . In the event of a merger or consolidation or similar event, or as otherwise permitted pursuant to this Agreement, Agent, at the request and expense of Borrower, is hereby authorized by the Lenders to release a Guarantor of Payment in connection with such permitted event.

Section 9.9. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

Section 9.10. Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Overall Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.10. The undertaking in this Section 9.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 9.11. Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent; provided that, notwithstanding the foregoing, any successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof having capital and surplus of at least One Hundred Million Dollars ($100,000,000). Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Agent’s resignation as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Section 9.12. Issuing Lender. The Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Article IX, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 9.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in this Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Agent”, as used in this Article IX, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 9.14. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.15. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti‑terrorism law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices, or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.16. Other Agents. The financial institutions identified on the cover page of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Joint Lead Arranger”, “Syndication Agent” or “Bookrunner” (collectively, the “Other Agents”) shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than, in the case of a Lender, those applicable to all Lenders as such. Without limiting the foregoing, the Other Agents shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE X. MISCELLANEOUS

Section 10.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 10.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 10.3.    Amendments, Waivers and Consents.

(a)    General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom (other than pursuant to Section 2.10(b) or (c) hereof), shall be effective unless the same shall be in writing and signed by the Required Lenders and, in the case of amendments or modifications, Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)    Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) of this Section 10.3:

(i)    Specific Consent Requirements. The consent of any Lender directly impacted thereby shall be required with respect to (A) any increase in the Commitment of any Lender hereunder (except as specified in Section 2.10(b) or (c) hereof), (B) the extension of maturity of the Loans held by such Lender, the payment date of interest or scheduled principal hereunder, or the payment date of facility fees payable hereunder, (C) any reduction in the stated rate of interest on the Loans held by such Lender (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 10.3), or in any amount of interest or scheduled principal due on any Loan, or any reduction in the stated rate of facility fees payable hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder, (D) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (E) the release of Borrower or any Guarantor of Payment, except as specifically permitted hereunder, or (F) any amendment to this Section 10.3 or Section 8.5 hereof.

(ii)    Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. The Agent Fee Letter may be amended or modified by Agent and Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(iii)    Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Borrower and Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, or (B) to cure any ambiguity, defect or inconsistency.

(c)    Replacement of Non‑Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, (i) the consent of all Lenders is required, but only the consent of Required Lenders is obtained, or (ii) the consent of Required Lenders is required, but the consent of the Required Lenders is not obtained (any Lender withholding consent as described in subparts (i) and (ii) hereof being referred to as a “Non‑Consenting Lender”), then, so long as Agent is not the Non-Consenting Lender, upon Borrower’s request Agent shall, at the sole expense of Borrower, upon notice to such Non‑Consenting Lender and Borrower, require such Non‑Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.10 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non‑Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d)    Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 10.3, regardless of its failure to agree thereto.

Section 10.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day, or otherwise the following Business Day), or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices pursuant to any of the provisions hereof shall not be effective until received. For purposes of Article II hereof, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an Authorized Officer, and Borrower shall hold Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 10.5. Costs, Expenses and Documentary Taxes. Borrower agrees to pay on demand all costs and expenses of Agent, including but not limited to (a) syndication, administration, travel and reasonable out‑of‑pocket expenses, including but not limited to reasonable and documented attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable and documented fees and out‑of‑pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 10.5 shall survive any termination of this Agreement.

Section 10.6. Indemnification. Borrower agrees to defend, indemnify and hold harmless Agent, the Issuing Lender and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations; provided that no Lender nor Agent shall have the right to be indemnified under this Section 10.6 (a) for its own gross negligence or willful misconduct, as determined by a final, non‑appealable judgment of a court of competent jurisdiction, (b) to the extent arising from a material breach of its obligations hereunder, as determined by a final, non‑appealable judgment of a court of competent jurisdiction, or (c) as a result of a dispute among Lenders solely against each other, other than (i) claims against any Lead Arranger or Agent, in each case in its capacity as such, and (ii) arising from an act or omission of any Credit Party. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement. Notwithstanding the foregoing, the obligations provided for in this Section 10.6 shall not apply with respect to any Taxes that are Indemnified Taxes or Excluded Taxes.

Section 10.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrower and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.9. Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 10.10. Lender Assignments.

(a)    Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to an Affected Lender), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, if any, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c) or Section 8.5 hereof.

(b)    Prior Consent. No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to an Approved Fund or any other affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Borrower and Agent shall not be unreasonably withheld or delayed; provided that Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c)    Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d)    Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)    Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f)    Treatment as Lenders. Subject to acceptance and recording thereof by Agent pursuant to subsection (i) of this Section 10.10, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement, and to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement (including without limitation the obligations of a Lender under Sections 3.2(d), (e), and 3.3). Without limiting the foregoing, if the assignment is to be made to an assignee that is not a U.S. Person, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) a properly completed and duly executed U.S. Internal Revenue Service Form W‑8ECI, Form W-8IMY, Form W‑8BEN, or Form W-8BEN-E, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrower) a new Form W‑8ECI, Form W-8IMY, Form W‑8BEN, or Form W-8BEN-E, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g)    Deliveries by Borrower. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, if any, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

(h)    Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender”, and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i)    Agent to Maintain Register. Agent shall maintain at the address for notices referred to in Section 10.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a)    any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)    the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)    such Participant shall be bound by the provisions of Section 8.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e)    no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i)    increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii)    reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the facility fee or the any ticking fee, without the written consent of each Participant affected thereby.

Borrower agrees that any Lender that sells participations pursuant to this Section 10.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of Borrower shall not increase as a result of such transfer and Borrower shall have no obligation to any Participant.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.12. Affected Lenders.

(a)    Affected Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes an Affected Lender, then, until such time as such Lender is no longer an Affected Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Affected Lender’s right to approve or     disapprove any amendment, waiver or consent with respect to this Agreement shall be     restricted as set forth in the definition of Required Lenders.

(ii)    Affected Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Affected Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by Agent from an Affected Lender pursuant to Section 8.4 hereof shall be applied at such time or times as may be determined by Agent as follows: (A) first, to the payment of amounts owing by such Affected Lender to Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by such Affected Lender to the Issuing Lender or Swing Line Lender hereunder; (C) third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Affected Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.2(b)(xi) hereof; (D) fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Affected Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; (E) fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (1) satisfy such Affected Lender’s potential future funding obligations with respect to Loans under this Agreement, and (2) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Affected Lender with respect to future Letters of Credit issued under this Agreement, in accordance with 2.2(b)(xi); (F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Line Lender against such Affected Lender as a result of such Affected Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Affected Lender as a result of such Affected Lender's breach of its obligations under this Agreement; and (H) eighth, to such Affected Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (y) such payment is a payment of the principal amount of any Loans or any Letter of Credit in respect of which such Affected Lender has not fully funded its appropriate share, and (z) such Loans were made or reimbursement of any payment on any Letters of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Letter of Credit Exposure owed to, all Non-Affected Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Affected Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Exposure and Swing Loans are held by the Lenders pro rata in accordance with the Commitment under the applicable facility without giving effect to subpart (a)(iv) below. Any payments, prepayments or other amounts paid or payable to an Affected Lender that are applied (or held) to pay amounts owed by an Affected Lender or to post Cash Collateral pursuant to this subpart (a)(ii) hereof shall be deemed paid to and redirected by such Affecting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees

(A) Each Affected Lender shall be entitled to receive a facility fee or a ticking fee for any period during which that Lender is an Affected Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans or the Term Loan funded by it, and (2) its Applicable Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.2(b)(xi) hereof.

(B)    Each Affected Lender shall be entitled to receive letter of credit fees, as set forth in Section 2.2(b)(iii) and Section 2.2(b)(iv) hereof for any period during which that Lender is an Affected Lender only to the extent allocable to its Applicable Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.2(b)(xi) hereof.

(C)    With respect to any facility fee, ticking fee or letter of credit fee not required to be paid to any Affected Lender pursuant to subpart (A) or (B) above, Borrower shall (1) pay to each Non-Affected Lender that portion of any such fee otherwise payable to such Affected Lender with respect to such Affected Lender’s participation in the Letter of Credit Exposure or Swing Loans that has been reallocated to such Non-Affected Lender pursuant to subpart (iv) below, (2) pay to the Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Affected Lender to the extent allocable to the Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Affected Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Affected Lender’s participation in the Letter of Credit Exposure and Swing Loans shall be reallocated among the Non-Affected Lenders in accordance with their respective Applicable Commitment Percentages with respect thereto (calculated without regard to such Affected Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Affected Lender to exceed such Non-Affected Lender’s Applicable Commitment Percentage with respect to the Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against an Affected Lender arising from that Lender having become an Affected Lender, including any claim of a Non-affected Lender as a result of such Non-affected Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Loans. If the reallocation described in subpart (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.2(c)(v) hereof.

(b)    Affected Lender Cure. If Borrower, Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Lender is no longer an Affected Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be reasonably necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to subpart (a)(iv) above), whereupon such Lender will cease to be an Affected Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was an Affected Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Affected Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been an Affected Lender.

    (c)    New Swing Loans/Letters of Credit. So long as any Lender is an Affected Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 10.13. Patriot Act Notice. Each Lender, and Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.

Section 10.14. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.15. Investment Purpose. Each of the Lenders represents and warrants to Borrower that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.16. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the date of the Original Credit Agreement (as such documents may have been amended or replaced) and the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.17. Limitations on Liability of the Issuing Lender. Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 10.18. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 10.19. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.21. Governing Law; Submission to Jurisdiction.

(a)    Governing Law. This Agreement, each of the Notes, each other Loan Document and any other Related Writing shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of Borrower, Agent, and the Lenders shall be governed by New York law.

(b)    Submission to Jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in New York County, New York, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Related Writing, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court. Each party hereto, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each party hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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12013277.8

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Credit Agreement as of the date first set forth above.

Address: 6800 Cintas Boulevard Mason, Ohio 45040 Attention: Paul Adler	CINTAS CORPORATION NO. 2 By: /s/ Paul F Adler Paul Adler Vice President and Treasurer

Address: 127 Public Square Cleveland, Ohio 44114-1306 Attn: Institutional Banking	KEYBANK NATIONAL ASSOCIATION as Agent, the Swing Line Lender, the Issuing Lender and as a Lender By: /s/ Brian Fox Brian Fox Senior Vice President

Signature Page to
Amended and Restated Credit Agreement

Address: 10 S Dearborn Street 9th Floor Chicago, Illinois 60603 Attention: Erik Barragan	JPMORGAN CHASE BANK, N.A. By:/s/ Erik Brragan Erik Barragan Authorized Officer

Signature Page to
Amended and Restated Credit Agreement

Address: 227 West Monroe Street Suite 1550 Chicago, Illinois 60606 Attention: Thomas J. Sterr	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. By: /s/ Thomas J. Sterr Thomas J. Sterr Authorized Signatory

Signature Page to
Amended and Restated Credit Agreement

Address: 425 Walnut Street, 8th Floor Cincinnati, Ohio 45202 Mail Code: CN-OH-W8 Attention: Kenny Fieler	U.S. BANK NATIONAL ASSOCIATION By: /s/ Kenny Fieler Kenny Fieler Vice President

Signature Page to
Amended and Restated Credit Agreement

Address: Fifth Third Bank 38 Fountain Square Plaza MD109055 Cincinnati, Ohio 45263 Attention: Michael Schaltz	FIFTH THIRD BANK By:/s/ Michael J. Schaltz, Jr. Michael J. Schaltz, Jr. Vice President

Signature Page to
Amended and Restated Credit Agreement

Address: 201 East Fifth Street Cincinnati, Ohio 45202 Attention: Warren Weber	PNC BANK, NATIONAL ASSOCIATION By: /s/ Warren Weber Warren Weber Executive Vice President

Signature Page to
Amended and Restated Credit Agreement

Address: 10 South Wacker Drive Floor 22 Chicago, Illinois 60606 Attention: Thiplada Siddiqui	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Thiplada Siddiqui Thiplada Siddiqui Vice President

Signature Page to
Amended and Restated Credit Agreement

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	REVOLVING CREDIT COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	TERM LOAN COMMITMENT PERCENTAGE	TERM LOAN COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	19.41%	$116,470,588.24	19.41%	$48,529,411.76	$165,000,000.00
JPMorgan Chase Bank, N.A.	19.41%	$116,470,588.24	19.41%	$48,529,411.76	$165,000,000.00
The Bank Of Tokyo-Mitsubishi UFJ, Ltd.	14.12%	$84,705,882.35	14.12%	$35,294,117.65	$120,000,000.00
U.S. Bank National Association	11.76%	$70,588,235.29	11.76%	$29,411,764.71	$100,000,000.00
Fifth Third Bank	11.76%	$70,588,235.29	11.76%	$29,411,764.71	$100,000,000.00
PNC Bank, National Association	11.76%	$70,588,235.29	11.76%	$29,411,764.71	$100,000,000.00
Wells Fargo Bank, National Association	11.76%	$70,588,235.29	11.76%	$29,411,764.71	$100,000,000.00
Total Commitment Amount	100%	$600,000,000.00	100%	$250,000,000.00	$850,000,000.00

S-1

SCHEDULE 2

GUARANTORS OF PAYMENT

Cintas Corporation, a Washington corporation

Cintas Corporation No. 3, a Nevada corporation

Cintas Corporate Services, Inc., an Ohio corporation

SCHEDULE 2.2

EXISTING LETTERS OF CREDIT

Letter of Credit Number	Borrower	Outstanding Amount	Expiration
S310645000A	Cintas Corporation No. 2	$1,800.00	February 15, 2017
S312273000A	Cintas Corporation No. 2	$38,535.32	January 24,017
S312984000A	Cintas Corporation No. 2	$32,131.83	February 15, 2017
S313964000A	Cintas Corporation No. 2	$1,200.00	February 15, 2017
S320730000A	Cintas Corporation No. 2	$3,200.00	December 11,2016
S323351000A	Cintas Corporation No. 2	$24,616.00	September 29, 2017

SCHEDULE 2.3

TARGET ACQUISITION FUNDING CONDITIONS

Subject in all respects to the Conditions Limitation Provisions (as hereinafter defined), the availability of the Term Loan and any Revolving Credit Acquisition Borrowing shall be subject solely to the satisfaction (unless a specific condition is waived by the Lenders) of the following conditions precedent (it being understood that there are no other conditions (implied or otherwise) to the funding of such loans (including compliance with the terms of any Loan Document):

(a)    Borrower shall have delivered to Agent a Notice of Loan pursuant to Section 2.6(a) of the Credit Agreement.

(b)    The Target Acquisition shall have been consummated simultaneously (or substantially simultaneously or concurrently) with the funding under the Term Loan and any Revolving Credit Acquisition Borrowing in all material respects in accordance with the terms described in the Target Acquisition Agreement, as in effect as of the Closing Date. Subsequent to the Closing Date, the Target Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted in any respect that is materially adverse to the Lenders without the Lenders’ prior written consent (it being understood and agreed that (i) any amendment or modification that results in (A) any increase in Consideration for the Target Acquisition (only to the extent such increase is not funded through the issuance of equity interests of Borrower), (B) any decrease in Consideration for the Target Acquisition of ten percent (10%) or more of the total purchase price, or (C) any decrease in Consideration for the Target Acquisition of less than ten percent (10%) that is not applied to reduce the aggregate amount outstanding under the Term Loan on a dollar-for-dollar basis shall require the Lenders’ prior written consent, and (ii) any change to the definition of Material Adverse Effect (as defined in the Target Acquisition Agreement as in effect on the Closing Date) shall be deemed materially adverse to the Lenders and shall require the consent of the Lenders (not to be unreasonably withheld or delayed).

(c)    The Lenders shall have received (i) audited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Target for the three most recently completed fiscal years ended at least sixty (60) days prior to the Target Acquisition Date (the Lenders acknowledge receipt of such audited financial statements (A) in the case of Borrower, for the fiscal years ended 2014, 2015, and 2016 and (B) in the case of the Target, for the fiscals years ended 2013, 2014 and 2015) (the “Audited Financial Statements”), (ii) unaudited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Target for each fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the close of its most recent fiscal year and at least forty (40) days prior to the Target Acquisition Date (with respect to which independent auditors shall have performed a SAS 100 review) (the “Unaudited Financial Statements”), and (iii) pro forma financial information for the latest such audited and unaudited periods, that as of the date furnished to the Lenders, were (1) prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended, and (2) in customary form for inclusion in a preliminary offering document suitable for use in a customary “road show” for any securities contemplated as part of permanent financing for the Target Acquisition. For each of subparts (i) and (ii) above, the Lenders shall be deemed to have received such financial statements of Borrower and the Target upon the filing of such financial statements with the Securities and Exchange Commission by Borrower or the Target, as the case may be, of its Forms 10-Q, Forms 10-K or Forms 8-K.

(d)    Since August 15, 2016, no event, change, circumstance or effect shall have occurred that has had or is reasonably expected to have a Material Adverse Effect (as defined in the Target Acquisition Agreement). Notwithstanding the foregoing or anything contained in the Credit Agreement to the contrary, the laws of the State of Delaware shall apply in determining (i) the interpretation of a “Material Adverse Effect” and whether a Material Adverse Effect has occurred with respect to the Target Acquisition Funding Conditions and the Target Acquisition Agreement, (ii) the accuracy of any Target Acquisition Agreement Representation and whether as a result of any inaccuracy that Parent has the right or would have the right to terminate its obligations (or to refuse to consummate the Target Acquisition) under the Target Acquisition Agreement, and (iii) whether the Target Acquisition has been consummated in accordance with the terms of the Target Acquisition Agreement.

(e)    The payment of all fees and invoiced expenses payable to the Joint Lead Arrangers or the Lenders to the extent due and payable on the Target Acquisition Date (and, with respect to expenses, to the extent invoiced at least three business days prior to the Target Acquisition Date).

(f)    The delivery of all documentation and other information reasonably requested by the Joint Lead Arrangers at least three business days prior to the Target Acquisition Date under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the Patriot Act, in each case to the extent requested in writing at least ten business days prior to the Target Acquisition Date.

(g)    Solely to the extent not previously delivered on the Closing Date, the delivery to Agent of executed counterparts of the Loan Documents by each party thereto, delivery of customary closing certificates and legal opinion(s), including a borrowing notice, a certificate of the chief financial officer or other senior executive officer of Borrower certifying the solvency, after giving effect to the Transactions, of Borrower and its subsidiaries on a consolidated basis, which shall be substantially in the form attached hereto.

(h)    Each of the Target Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct in all respects), in each case on the Target Acquisition Date (except to the extent that any such representations and warranties relates to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period). For purposes hereof, “Target Acquisition Agreement Representations” means such of the representations made by Target in the Target Acquisition Agreement, as in effect as of the Closing Date, as are material to the interests of the Lenders, but only to the extent that Borrower (or Borrower’s Affiliates) has the right to terminate (or not perform or decline to consummate) its obligations under the Target Acquisition Agreement as a result of an inaccuracy of such representations in the Target Acquisition Agreement. For purposes hereof, “Specified Representations” means the representations and warranties of Borrower and the Guarantors relating to corporate existence of Borrower and the Guarantors, power and authority of Borrower and the Guarantors to enter into the Loan Documents, the due authorization, execution, delivery (in each case by Borrower and the Guarantors) and enforceability of the Loan Documents, no contravention of Organizational Documents or documentation evidencing any Target Acquisition Indebtedness, in each case resulting from the borrowing under and performance of the Loan Documents, solvency of Borrower and its subsidiaries on a consolidated basis (after giving effect to the Target Acquisition and solvency for purposes of such representation and warranty to be determined in a manner consistent with the attached solvency certificate), absence of a payment or insolvency event of default under the Loan documents, Federal Reserve margin regulations, the Patriot Act, the use of proceeds of Term Loan under the Term Loan Commitment and any Revolving Credit Acquisition Borrowing not violating laws relating to sanctioned persons (including, without limitation, OFAC regulations) and Anti-Corruption Laws, and the Investment Company Act.

(i)    All amounts due or outstanding in respect of that certain Credit Agreement dated as of April 15, 2015, among Target, the loan parties party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as such agreement may be amended, restated, supplemented or otherwise modified from time to time) shall have been (or substantially simultaneously with the borrowings under the Facilities on the Target Acquisition Date shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released.

(j)    No Event of Default pursuant to Section 7.1 or 7.10 of the Credit Agreement shall have occurred and be continuing.

FORM OF
SOLVENCY CERTIFICATE

[___________________, 20__]

This Solvency Certificate is delivered pursuant to that certain Amended and Restated Credit Agreement dated as of September 16, 2016, among Cintas Corporation No. 2, a Nevada corporation (“Borrower”), the Lenders, as defined therein, and KeyBank National Association, as administrative agent for the Lenders (“Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby certifies, solely in his capacity as an officer of Borrower and not in his individual capacity, as follows:

1.    I am the Chief Financial Officer of Parent. I am familiar with the Target Acquisition, and have reviewed the Credit Agreement, financial statements referred to in Section 5.3 of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.    As of the date hereof, immediately after giving effect to the consummation of the Target Acquisition, on and as of such date (a) the fair value of the assets of Parent and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Target Acquisition Date.

3.    As of the date hereof, immediately after giving effect to the consummation of the Target Acquisition, Borrower does not intend to, and Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of Borrower and not individually and the undersigned shall have no personal liability to Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

Very truly yours, CINTAS CORPORATION By: ______________________________________ Name: ___________________________________ Title: _____________________________________

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE
$___________    September 16, 2016

FOR VALUE RECEIVED, the undersigned, CINTAS CORPORATION NO. 2, a Nevada corporation (“Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of _________ (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306, the principal sum of

.......................................................................................................................................................DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States.

As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of September 16, 2016, among Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY

THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

CINTAS CORPORATION NO. 2 By: ______________________________________ Name: ___________________________________ Title: _____________________________________

EXHIBIT B
FORM OF
SWING LINE NOTE

$________    September 16, 2016

FOR VALUE RECEIVED, the undersigned, CINTAS CORPORATION NO. 2, a Nevada corporation (“Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306, the principal sum of

.......................................................................................................................................................DOLLARS

or, if less, the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of September 16, 2016, among Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time, and the payments of principal and interest thereon, shall be shown on the records of the Swing Line Lender by such method as the Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY

THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

CINTAS CORPORATION NO. 2 By: ______________________________________ Name: ___________________________________ Title: _____________________________________

EXHIBIT C
FORM OF
TERM NOTE
$____________    September 16, 2016

FOR VALUE RECEIVED, the undersigned, CINTAS CORPORATION NO. 2, a Nevada corporation (“Borrower”), promises to pay to the order of _________ (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

_______________________________ AND 00/100.....................................................................DOLLARS

in lawful money of the United States in consecutive principal payments as set forth in the Credit Agreement (as hereinafter defined).

As used herein, “Credit Agreement” means the Amended and Restated Credit Agreement dated as of September 16, 2016, among Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (“Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding, from the date of the Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(c) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(c); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Term Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of New York.

JURY TRIAL WAIVER. BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN

CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

CINTAS CORPORATION NO. 2 By: ______________________________________ Name: ___________________________________ Title: _____________________________________

EXHIBIT D
FORM OF
NOTICE OF LOAN

[Date]_______________________, 20____
KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Institutional Banking

Ladies and Gentlemen:

The undersigned, ____________________, on behalf of Cintas Corporation No. 2, a Nevada corporation (“Borrower”), refers to the Amended and Restated Credit Agreement, dated as of September 16, 2016 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Borrower, the Lenders, as defined in the Credit Agreement, and KeyBank National Association, as administrative agent for the Lenders (“Agent”), and hereby gives you notice, pursuant to Section 2.6 of the Credit Agreement that the undersigned hereby requests [a Loan (the “Proposed Loan”)][an interest change with respect to a portion of the Term Loan (the “Term Loan Interest Change”)], and in connection therewith sets forth below the information relating to the [Proposed Loan][Term Loan Interest Change] as required by Section 2.6 of the Credit Agreement:

(a)    The Business Day of the [Proposed Loan][Term Loan Interest Change] is __________, 20__.

(b)    The amount of the [Proposed Loan][Term Loan Interest Change] is
$_______________.

(c)    The [Proposed Loan is to be][Term Loan Interest Change is for]:
a Revolving Loan ____ / the Term Loan ___.
(Check one.)

(c)    The [Proposed Loan][Term Loan Interest Change] is to be a Base Rate Loan____/
Eurodollar Loan ___/ Swing Loan ____.
(Check one.)

(d)    If the [Proposed Loan][Term Loan Interest Change] is a Eurodollar Loan, the
Interest Period requested is one month ___, two months ___, three months ___,             six months ____.
(Check one.)

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the [Proposed Loan][Term Loan Interest Change]:

(i)    the representations and warranties contained in each Loan Document are correct, before and after giving effect to the [Proposed Loan][Term Loan Interest Change] and the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representation or warranty expressly relates to an earlier date); and

(ii)    no event has occurred and is continuing, or would result from such [Proposed Loan][Term Loan Interest Change], or the application of proceeds therefrom, that constitutes a Default or Event of Default.

CINTAS CORPORATION NO. 2 By: ______________________________________ Name: ___________________________________ Title: _____________________________________

EXHIBIT E
FORM OF
COMPLIANCE CERTIFICATE
For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)    I am the duly elected [President] or [Chief Financial Officer or Treasurer] of CINTAS CORPORATION NO. 2, a Nevada corporation (“Borrower”);

(2)    I am familiar with the terms of that certain Amended and Restated Credit Agreement, dated as of September 16, 2016, among Borrower, the Lenders, as defined therein, and KeyBank National Association, as administrative agent for the Lenders (“Agent”) (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Companies during the accounting period covered by the attached financial statements;

(3)    The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate; and

(4)    Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _________, 20___.

CINTAS CORPORATION NO. 2 By: ______________________________________ Name: ___________________________________ Title: _____________________________________

EXHIBIT F
FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between ______________________ (the “Assignor”) and ______________________ (the “Assignee”) is dated as of ________, 20_. The parties hereto agree as follows:

1.     Preliminary Statement. Assignor is a party to an Amended and Restated Credit Agreement, dated as of September 16, 2016, (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), among Cintas Corporation No. 2, a Nevada corporation (“Borrower”), the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders” and, individually, each a “Lender”), and KeyBank National Association, as administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.     Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Credit Agreement, effective as of the Assignment Effective Date (as hereinafter defined), equal to the percentage interest specified on Annex 1 hereto (hereinafter, the “Assigned Percentage”) of Assignor’s right, title and interest in and to (a) the Commitment, (b) any Loan made by Assignor that is outstanding on the Assignment Effective Date, (c) Assignor’s interest in any Letter of Credit outstanding on the Assignment Effective Date, (d) any Note delivered to Assignor pursuant to the Credit Agreement, and (e) the Credit Agreement and the other Related Writings. After giving effect to such sale and assignment and on and after the Assignment Effective Date, Assignee shall be deemed to have one or more Applicable Commitment Percentages under the Credit Agreement equal to the Applicable Commitment Percentages set forth in subparts II.A and II.B on Annex 1 hereto and an Assigned Amount as set forth on subparts I.A and I.B of Annex 1 hereto (hereinafter, the “Assigned Amount”).

3.     Assignment Effective Date. The Assignment Effective Date (the “Assignment Effective Date”) shall be [__________ __, ____] (or such other date agreed to by Agent). On or prior to the Assignment Effective Date, Assignor shall satisfy the following conditions:

(a)    receipt by Agent of this Assignment Agreement, including Annex 1 hereto, properly executed by Assignor and Assignee and accepted and consented to by Agent and, if necessary pursuant to the provisions of Section 10.10(a) of the Credit Agreement, by Borrower;

(b)    receipt by Agent from Assignor of a fee of Three Thousand Five Hundred Dollars ($3,500), if required by Section 10.10(d) of the Credit Agreement;

(c)    receipt by Agent from Assignee of an administrative questionnaire, or other similar document, which shall include (i) the address for notices under the Credit Agreement, (ii) the address of its Lending Office, (iii) wire transfer instructions for delivery of funds by Agent, and (iv) such other information as Agent shall request; and

(d)    receipt by Agent from Assignor or Assignee of any other information required pursuant to Section 10.10 of the Credit Agreement or otherwise necessary to complete the transaction contemplated hereby.

4.     Payment Obligations. In consideration for the sale and assignment of Loans hereunder, Assignee shall pay to Assignor, on the Assignment Effective Date, the amount agreed to by Assignee and Assignor. Any interest, fees and other payments accrued prior to the Assignment Effective Date with respect to the Assigned Amount shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Assignment Effective Date with respect to the Assigned Amount shall be for the account of

Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees or other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and to pay the other party any such amounts which it may receive promptly upon receipt thereof.

5.     Credit Determination; Limitations on Assignor’s Liability. Assignee represents and warrants to Assignor, Borrower, Agent and the Lenders (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by Assignor; (b) Assignee confirms that it meets the requirements to be an assignee as set forth in Section 10.10 of the Credit Agreement; (c) Assignee confirms that it is able to fund the Loans and the Letters of Credit as required by the Credit Agreement; (d) Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Related Writings are required to be performed by it as a Lender thereunder; and (e) Assignee represents that it has reviewed each of the Loan Documents and by its signature to this Assignment Agreement, agrees to be bound by and subject to the terms and conditions of the Loan Documents as if it were an original party thereto. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no representation or warranty of any kind to Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any other Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the other Related Writings, (iii) the financial condition or creditworthiness of Borrower or Guarantor of Payment, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) the inspection of any of the property, books or records of Borrower, or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or Letters of Credit. Neither Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Letters of Credit, the Credit Agreement or the other Related Writings, except for its or their own bad faith or willful misconduct. Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

6.     Indemnity. Assignee agrees to indemnify and hold Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s performance or non-performance of obligations assumed under this Assignment Agreement.

7.     Subsequent Assignments. After the Assignment Effective Date, Assignee shall have the right, pursuant to Section 10.10 of the Credit Agreement, to assign the rights which are assigned to Assignee hereunder, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the other Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the other Related Writings has been obtained, (b) the assignee under such assignment from Assignee shall agree to assume all of Assignee’s obligations hereunder in a manner satisfactory to Assignor, and (c) Assignee is not thereby released from any of its obligations to Assignor hereunder.

8.     Reductions of Aggregate Amount of Commitments. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of Assignee shall be recalculated based on the reduced Total Commitment Amount.

9.     Acceptance of Agent; Notice by Assignor. This Assignment Agreement is conditioned upon the acceptance and consent of Agent and, if necessary pursuant to Section 10.10 of the Credit Agreement, upon the acceptance and consent of Borrower; provided that, the execution of this Assignment Agreement by Agent and, if necessary, by Borrower is evidence of such acceptance and consent.

10.     Entire Agreement. This Assignment Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.     Governing Law. This Assignment Agreement shall be governed by the laws of the State of New York.

12.     Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party’s name on the signature pages hereof.

13.    Counterparts. This Assignment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of page intentionally left blank.]

13.    JURY TRIAL WAIVER. EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE LENDERS, AND BORROWER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS ASSIGNMENT AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

Address: Attn: _____________________ Phone:____________________ Fax: ______________________	ASSIGNOR: ___________________________________ By: ______________________________________ Name: ___________________________________ Title: _____________________________________
Address: Attn: _____________________ Phone:____________________ Fax: ______________________	ASSIGNEE: ___________________________________ By: ______________________________________ Name: ___________________________________ Title: _____________________________________
Accepted and Consented to this __ day of ______, 20__:

KEYBANK NATIONAL ASSOCIATION
   as Agent

By:    ______________________________________
Name:   ___________________________________
Title:   _____________________________________

Accepted and Consented to this__ day of ______, 20__:

CINTAS CORPORATION NO. 2

By:    ______________________________________
Name:   ___________________________________
Title:   _____________________________________

ANNEX 1 TO
ASSIGNMENT AND ACCEPTANCE AGREEMENT
On and after the Assignment Effective Date, after giving effect to all other assignments being made by Assignor on the Assignment Effective Date, the Commitment of Assignee, and, if this is less than an assignment of all of Assignor’s interest, Assignor, shall be as follows:

I.    INTEREST BEING ASSIGNED TO ASSIGNEE
A.    Revolving Credit Commitment
Applicable Commitment Percentage of
Revolving Credit Commitment            __________%
Assigned Amount                        $__________
B.    Term Loan Commitment
Applicable Commitment Percentage of
Term Loan Commitment/ outstanding portion    __________%
Assigned Amount                        $__________

II.	ASSIGNEE’S COMMITMENT (as of the Assignment Effective Date)
A.    Revolving Credit Commitment
Applicable Commitment Percentage of
Revolving Credit Commitment            __________%
Assignee’s Applicable Revolving Credit Commitment Amount$__________
B.    Term Loan Commitment
Applicable Commitment Percentage of
Term Loan Commitment / outstanding portion    __________%
Assignee’s Applicable Term Loan Commitment Amount    $__________

III.    ASSIGNOR’S COMMITMENT (as of the Assignment Effective Date)
A.    Revolving Credit Commitment
Applicable Commitment Percentage of
Revolving Credit Commitment            __________%
Assignor’s Applicable Revolving Credit Commitment Amount    $__________
B.    Term Loan Commitment
Applicable Commitment Percentage of
Term Loan Commitment / outstanding portion     __________%
Assignor’s Applicable Term Loan Commitment Amount    $__________

EXHIBIT G
FORM OF
PARENT GUARANTY OF PAYMENT

See attached.

EXHIBIT H
FORM OF
SUBSIDIARY GUARANTY OF PAYMENT

See attached.

EXHIBIT I-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of September 16, 2016 (the “Credit Agreement”), among Cintas Corporation No. 2, a Nevada corporation (“Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (“Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable successor form). By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (ii) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _________________________________________
Name:____________________________________
Title:_____________________________________
Date: ________ __, 20[ ]

EXHIBIT I-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of September 16, 2016 (the “Credit Agreement”), among Cintas Corporation No. 2, a Nevada corporation (“Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (“Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable successor form). By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _________________________________________
Name:____________________________________
Title:_____________________________________
Date: ________ __, 20[ ]

EXHIBIT I-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of September 16, 2016 (the “Credit Agreement”), among Cintas Corporation No. 2, a Nevada corporation (“Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (“Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable successor form), or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (A) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (B) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _________________________________________
Name:____________________________________
Title:_____________________________________
Date: ________ __, 20[ ]

EXHIBIT I-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of September 16, 2016 (the “Credit Agreement”), among Cintas Corporation No. 2, a Nevada corporation (“Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (“Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable successor form), or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (A) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (B) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _________________________________________
Name:____________________________________
Title:_____________________________________
Date: ________ __, 20[ ]

Schedule 6.1
Subsidiaries

Subsidiary Name	Type	State/ Jurisdiction of Formation	Relationship to Parent	Ownership
Cintas Corporation No. 2	Significant Subsidiary	Nevada	Indirect subsidiary	100% - Cintas Corporation No. 3
Cintas Corporation No. 3	Significant Subsidiary	Nevada	Direct subsidiary	100% - Cintas Corporation

Subsidiary Name	Type	State/ Jurisdiction of Formation	Relationship to Parent	Ownership
3057314 Nova Scotia Company	Dormant Subsidiary	Nova Scotia	Direct Subsidiary	100% - Cintas Corporation
The Millennium Mat Company, LLC	N/A	Ohio	Indirect Subsidiary	50% - Cintas Corporation No. 2 50% - Montague, LLC
CC Shredding Holdco LLC	Dormant Subsidiary	Delaware	Indirect Subsidiary	100% - Cintas Corporation No. 2
Cintas Corporate Services, Inc.	Significant Subsidiary	Ohio	Indirect Subsidiary	100% - Cintas Corporation No. 2
Cintas Wholesale First Aid LLC	N/A	Ohio	Indirect Subsidiary	100% - Cintas Corporation No. 2
Cintas Distribution LLC	N/A	Ohio	Indirect Subsidiary	100% - Cintas Corporation No. 2
Cintas Service Transportation LLC	N/A	Ohio	Indirect Subsidiary	100% - Cintas Corporation No. 2
Cintas C.V. Holdings, LLC	N/A	Ohio	Indirect Subsidiary	100% - Cintas Corporation No. 2
CDS Equipment Holdings, LLC	N/A	Ohio	Indirect Subsidiary	100% - Cintas Corporation No. 2
Grupo Cintas de Mexico S.A. de C.V.	N/A	Mexico	Indirect Subsidiary	99.99%– Cintas Corporation No. 2 0.01% – Cintas Corporation No. 3
Cintas Cleanroom Resources de Mexico, S.A. de C.V.	Dormant Subsidiary	Mexico	Indirect Subsidiary	99.998% - Cintas Corporation No. 2 0.002% - Cintas Corporation No. 3
Cintas Corporation Hong Kong Limited	Dormant Subsidiary	Hong Kong	Indirect Subsidiary	100% - Cintas Corporation No. 2
Cintas Macau Limited	Dormant Subsidiary	Macau	Indirect Subsidiary	96% - Cintas Corporation No. 2 4% - Cintas C.V. Holdings, LLC
Cintas Netherlands Holdings C.V.	N/A	The Netherlands	Indirect Subsidiary	98% - Cintas Corporation No. 2 2% - Cintas C.V. Holdings, LLC
Cintas Manufacturing LLC	N/A	Ohio	Indirect Subsidiary	100% - Cintas Corporate Services, Inc.
Cintas Holdings LLC	N/A	Ohio	Indirect Subsidiary	100% - Cintas Corporation No. 2
Empresa Cintas de Mexico, S.A. de C.V.	Dormant Subsidiary	Mexico	Indirect Subsidiary	99.998% - Cintas Corporate Services, Inc. 0.002% - Cintas Corporation No. 3
Ensambles de Coahuila, S.A. de C.V.	Dormant Subsidiary	Mexico	Indirect Subsidiary	99% - Empresa Cintas de Mexico, S.A. de C.V. 1% - Cintas Corporate Services, Inc.

Subsidiary Name	Type	State/ Jurisdiction of Formation	Relationship to Parent	Ownership
Cintas de Honduras, S.A.	Dormant Subsidiary	Honduras	Indirect Subsidiary	98.4% - Cintas Corporate Services, Inc. 0.4% - R. Kohlhepp 0.4% - S. Farmer 0.4% - D. Jeanmougin 0.4% - W. Gale
Cintas Image Apparel Co., Ltd.	Dormant Subsidiary	China	Indirect Subsidiary	100% - Cintas Corporation Hong Kong Limited
Cintas Netherlands Holdings B.V.	N/A	The Netherlands	Indirect Subsidiary	100% - Cintas Holland B.V
Cintas Holland B.V.	N/A	The Netherlands	Indirect Subsidiary	100% - Cintas Netherlands Holdings C.V.
Cintas China Holding Limited	N/A	Hong Kong	Indirect Subsidiary	100% - Cintas Netherlands Holdings B.V.
Cintas (Suzhou) Enterprise Services Co., Ltd	N/A	China	Indirect Subsidiary	100% - Cintas China Holding Limited
Cintas Property Holding Belgium NV	N/A	Belgium	Indirect Subsidiary	100% - Cintas Netherlands Holdings B.V.
Document & Data Management Limited	Dormant Subsidiary	England	Indirect Subsidiary	100% - Cintas Netherlands Holdings B.V.
3065520 Nova Scotia Company	N/A	Nova Scotia	Indirect Subsidiary	100% - Cintas Netherlands Holdings B.V.
3065521 Nova Scotia Company	N/A	Nova Scotia	Indirect Subsidiary	100% - Cintas Netherlands Holdings B.V.
Cintas Canada Investment Limited Partnership	N/A	Alberta	Indirect Subsidiary	99.9% - 30625520 Nova Scotia Company 0.1% - 30625521 Nova Scotia Company (general partner)
Cintas Hospitality UK Limited	N/A	England	Indirect Subsidiary	100% - Cintas Netherlands Holdings B.V.
Squirrel Storage Limited	Dormant Subsidiary	England	Indirect Subsidiary	100% - Cintas Netherlands Holdings B.V.
Cintas Canada Limited	N/A	Ontario	Indirect Subsidiary
Cintas Netherlands Holdings B.V. (all issued common shares);
Cintas Canada Investment L.P. (all issued Class A shares);
3065520 Nova Scotia Limited (all issued Class B shares); 3057314 Nova Scotia Company (all unissued Series 1 exchangeable shares)

Subsidiary Name	Type	State/ Jurisdiction of Formation	Relationship to Parent	Ownership
CC Canada Holdco Limited	Dormant Subsidiary	Ontario	Indirect Subsidiary	100% - Cintas Canada Limited
CC Dutch Shredding Holdco B.V.	N/A	The Netherlands	Indirect Subsidiary	100% - Cintas Netherlands Holdings B.V.
CC Dutch Holding B.V.	N/A	The Netherlands	Indirect Subsidiary	100% - Cintas Netherlands Holdings B.V.
Cintas (Tianjin) Enterprise Services Co., Ltd	N/A	China	Indirect Subsidiary	100% - Cintas China Holding Limited
Cintas (Guangzhou) Enterprise Services Co., Ltd.	N/A	China	Indirect Subsidiary	100% - Cintas China Holding Limited
Cintas (Suzhou) Enterprise Services Co., Ltd.	N/A	China	Indirect Subsidiary	100% - Cintas China Holding Limited
CC Dutch Storage B.V.	Dormant Subsidiary	The Netherlands	Indirect Subsidiary	100% - CC Dutch Holding B.V.
CC Dutch Property Holding B.V.	N/A	The Netherlands	Indirect Subsidiary	100% - CC Dutch Holding B.V.
Cintas First Aid and Safety Canada	Dormant Subsidiary	Ontario	Indirect Subsidiary	100% - Cintas Canada Limited
Cintas First Aid and Safety Wholesale – Canada	Dormant Subsidiary	Ontario	Indirect Subsidiary	100% - Cintas Canada Limited

Schedule 6.4
Litigation and Administrative Proceedings

Cintas Corporation No. 2

None.

Cintas Corporation

None.

Cintas Corporation No. 3

None.

Cintas Corporate Services, Inc.

None.